Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260568

PROSPECTUS SUPPLEMENT NO. 19

(To the Prospectus dated April 6, 2022)

UP TO 15,660,417 SHARES OF COMMON STOCK

AND

UP TO 89,627,117 SHARES OF COMMON STOCK

UP TO 6,316,667 REDEEMABLE WARRANTS

OFFERED BY THE SELLING SECURITY HOLDERS

OF

LEGACY EJY, INC.

This prospectus supplement supplements the prospectus, dated April 6, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260568). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 15,660,417 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,316,667 shares of Common Stock that are issuable upon the exercise of 6,316,667 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (“MRAC” and, after the Domestication, “Enjoy Technology, Inc.” and, as of August 31, 2022, “Legacy EJY, Inc.”) by the holders thereof and (ii) up to 9,343,750 shares of Common Stock that are issuable upon the exercise of 9,343,750 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of MRAC by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 89,627,117 shares of Common Stock, consisting of (a) up to 8,000,000 PIPE Shares (as defined in the Prospectus), (b) up to 9,343,750 sponsor shares (including 2,201,250 Sponsor Earnout Shares (as defined in the Prospectus)), (c) up to 6,316,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (d) 5,500,906 shares of Common Stock issued pursuant to the Backstop Agreement (as defined in the Prospectus), (e) 450,000 shares of Common Stock issued pursuant to the Equity Fee Agreement (as defined in the Prospectus) and (f) up to 60,015,794 shares of Common Stock pursuant to the Registration Rights Agreement (as defined in the Prospectus), and (ii) up to 6,316,667 Private Placement Warrants.

The Common Stock and Warrants are traded on OTC Markets (“OTC”), under the ticker symbol “ENJYQ” for the Common Stock and “ENJWQ” for the Warrants. Prior to the Domestication, MRAC’s Class A ordinary shares, par value $0.0001 per share (the “MRAC Class A ordinary shares”) and warrants to purchase MRAC Class A ordinary shares (the “MRAC Warrants”) traded under the ticker symbols “MRAC”, and “MRACW”, respectively, on Nasdaq. On October 19, 2022, the closing sale price of our Common Stock as reported by OTC was $0.02 per share and the closing price of our Warrants was $0.001 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in shares of our Common Stock or Warrants involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 20, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2022

Legacy EJY, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39800	98-1566891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Hillview Ave Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

(888) 463-6569

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ENJYQ	*
Warrants to purchase common stock	ENJYWQ	*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

*	The registrant’s common stock and warrants began trading exclusively on the OTC Pink Marketplace on July 11, 2022 under the symbols “ENJYQ” and “ENJWQ”, respectively.

Item 8.01	Other Events.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2022, on June 30, 2022, Legacy EJY, Inc. (f/k/a/ “Enjoy Technology, Inc.”) (the “Company”) and certain of its wholly owned subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions (and the cases commenced thereby, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption “In re Legacy EJY Inc., et al., Case No. 22-10580 (JKS).”

As previously disclosed in a Current Report on Form 8-K filed with the SEC on September 1, 2022, on August 31, 2022, the Debtors completed a sale of substantially all of their assets conducted under Section 363 of the Bankruptcy Code pursuant to that certain Asset Purchase Agreement, dated as of July 25, 2022, as amended, with Asurion, LLC.

On October 14, 2022, the Debtors filed a proposed Combined Disclosure Statement and Chapter 11 Plan of Liquidation (the “Combined Disclosure Statement and Plan”) describing the anticipated plan of liquidation and the solicitation of votes to approve the same from certain of the Debtors’ creditors with respect to the Chapter 11 Cases. The Combined Disclosure Statement and Plan provides that the holders of equity interest in the Company will receive no recovery and that the Debtors will be dissolved under applicable law upon the closing of the Chapter 11 Cases. The Bankruptcy Court hearing on the Debtors’ motion for an order (a) conditionally approving the Combined Disclosure Statement and Plan for solicitation purposes only, (b) establishing procedures for solicitation and tabulation of votes to accept or reject the Combined Disclosure Statement and Plan, (c) approving the form of ballot and solicitation materials, (d) establishing a voting record date, (e) fixing the date, time and place for the hearing to approve the Combined Disclosure Statement and Plan and deadline for filing objections thereto, and (f) approving the related notice provisions is scheduled for November 1 at 1:00 p.m. (Eastern Time).

Information contained in the Combined Disclosure Statement and Plan is proposed and subject to change, whether as a result of amendments or supplements, third-party actions, or otherwise, and should not be relied upon by any party. A copy of the Combined Disclosure Statement and Plan is furnished as Exhibit 99.1 and is incorporated herein by reference. The above description of the Combined Disclosure Statement and Plan is a summary only and is qualified in its entirety by reference to the full text of the Combined Disclosure Statement and Plan.

This Current Report on Form 8-K is not a solicitation to accept or reject the proposed Combined Disclosure Statement and Plan. Any solicitation process will be made pursuant to and in accordance with the proposed Combined Disclosure Statement and Plan and applicable law, including orders of the Bankruptcy Court conditionally approving the use of such for solicitation purposes.

Cautionary Notice Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements related to holders expected recovery under the Combined Disclosure Statement and Plan, and the anticipated process for the approval of, and solicitation of votes for, the Combined Disclosure Statement and Plan. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and other factors, which include the following: risks and uncertainties relating to the Chapter 11 Cases, including but not limited to, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases, the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general, the duration of the Chapter 11 Cases and risks associated with third-party motions in the Chapter 11 Cases; risks related to the trading of the Company’s common stock and warrants on the OTC Pink Market, particularly because the Combined Disclosure Statement and Plan states that there will not be sufficient funds or other assets in the Debtors’ estates to allow holders of the Company’s common stock or warrants to receive any distribution of value in respect of their equity interests; risks relating to the Company’s ability to confirm the Plan; the uncertainty as to when or whether the effective date of the Combined Disclosure Statement and Plan will occur; the risk that the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code; as well as other risk factors set forth in the Company’s Combined Disclosure Statement and Plan included as Exhibit 99.1 to this Current Report on Form 8-K and in the Company’s other filings with the SEC. The Company therefore cautions readers against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.

99.1	Debtors’ Combined Disclosure Statement and Chapter 11 Plan of Liquidation.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules (or similar attachments) have been omitted. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule (or similar attachment) upon request by the SEC. Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***] has been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy EJY Inc.
Dated: October 20, 2022

	By:	/s/ Tiffany N. Meriweather
Tiffany N. Meriweather
Chief Legal Officer and Corporate Secretary

Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

	)	Chapter 11
In re:	)
	)	Case No. 22-10580 (JKS)
LEGACY EJY INC., et al.,[1]	)	(Jointly Administered)
)
Debtors.	) )
)

DEBTORS’ COMBINED DISCLOSURE STATEMENT AND

CHAPTER 11 PLAN OF LIQUIDATION

RICHARDS, LAYTON & FINGER, P.A.

Daniel J. DeFranceschi (No. 2732)

Paul N. Heath, Esq. (No. 3704)

Brendan J. Schlauch, Esq. (No. 6115)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: 302-651-7700

Fax: 302-651-7701

Email:defranceschi@rlf.com

           heath@rlf.com

           schlauch@rlf.com

Co-Counsel to the Debtors and Debtors in Possession

COOLEY LLP

Cullen Drescher Speckhart (admitted pro hac vice)

Weiru Fang (admitted pro hac vice)

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004

Telephone: (202) 842-7800

Facsimile: (202) 842-7899

Email: cspeckhart@cooley.com

            wfang@cooley.com

Michael A. Klein (admitted pro hac vice)

Evan Lazerowitz (admitted pro hac vice)

Joseph W. Brown (admitted pro hac vice)

55 Hudson Yards

New York, New York 10001

Telephone: (212) 479-6000

Facsimile: (212) 479-6275

Email: mklein@cooley.com

            elazerowitz@cooley.com

            jbrown@cooley.com

Co-Counsel to the Debtors and Debtors in Possession

Dated: October 14, 2022

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: Legacy EJY, Inc. (6891); Legacy EJY Operating Corp. (4543); Legacy EJY Subsidiary LLC (0230). The location of the Debtors’ service address in these chapter 11 cases is 1209 Orange Street, Wilmington, DE 19801.

VII.	TREATMENT OF CLAIMS AND EQUITY INTERESTS		34

	A.	Treatment of Claims	34

	B.	Special Provision Regarding Class 3C (Insured Claims) and Indemnification Claims	39

	C.	Modification of Treatment of Claims and Equity Interests	41

	D.	Reservation of Rights Regarding Claims	41

	E.	Cramdown and No Unfair Discrimination	41

VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES		41

	A.	Rejection of Executory Contracts and Unexpired Leases	41

	B.	Deadline for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Combined Disclosure Statement and Plan	42

IX.	IMPLEMENTATION AND EFFECT OF CONFIRMATION OF COMBINED DISCLOSURE STATEMENT AND PLAN		42

	A.	Means for Implementation of the Combined Disclosure Statement and Plan	42

X.	PROVISIONS REGARDING THE PLAN ADMINISTRATOR		45

	A.	Appointment of the Plan Administrator	45

	B.	Rights and Powers of the Plan Administrator	45

	C.	Post Effective Date Expenses of the Plan Administrator	46

	D.	Plan Administrator Agreement	46

	E.	Liquidating Debtors	47

XI.	PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE COMBINED DISCLOSURE STATEMENT AND PLAN		47

	A.	Method of Payment	47

	B.	Objections to and Resolution of Claims	47

	C.	Claims Objection Deadline	47

	D.	No Distribution Pending Allowance	48

	E.	Claims Reserve	48

	F.	Timing of Distributions	48

	G.	Delivery of Distributions	48

	H.	Unclaimed Distributions	49

	I.	De Minimis Distributions	49

	J.	Setoff	49

	K.	Postpetition Interest	50

	L.	Allocation of Distributions Between Principal and Interest	50

	M.	No Creditor to Receive More than Payment in Full	50

	N.	Compliance with Tax Requirements	50

	O.	Remaining Available Cash	50

XII.	CONFIRMATION AND VOTING PROCEDURES		50

	A.	Confirmation Procedure	50

	B.	Statutory Requirements for Confirmation	53

XIII.	CONDITIONS TO THE EFFECTIVE DATE		55

	A.	Conditions Precedent to the Effective Date	55

	B.	Establishing the Effective Date	56

	C.	Effect of Failure of Conditions	56

	D.	Waiver of Conditions to Confirmation and Effective Date	56

XIV.	EXCULPATION, RELEASES and injunctions		56

	A.	Exculpation	56

	B.	Releases By the Debtors	57

	C.	Third Party Releases	58

	D.	Injunctions Relating to Releases	58

	E.	Injunctions to Protect Estate Assets	59

XV.	Certain Risk Factors to Be Considered Prior to Voting		59

	A.	General Bankruptcy Law and Combined Disclosure Statement and Plan Considerations	60

	B.	Risks Associated with Forward Looking Statements	61

	C.	Alternatives to Confirmation and Consummation of the Combined Disclosure Statement and Plan	61

XVI.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES		62

	A.	Brief Overview and Disclosure	62

	B.	Consequences to the Debtors	63

	C.	Consequences to the Certain U.S. Holders of Allowed Claims	64

	D.	Matters Related to the Disputed Claims Reserve	65

	E.	Certain United States Federal Income Tax Consequences to Non-U.S. Holders of Claims	66

	F.	Information Reporting and Back-Up Withholding	68

XVII.	RETENTION OF JURISDICTION		69

XVIII.	MISCELLANEOUS PROVISIONS		71

	A.	Books and Records	71

	B.	Revesting of Debtors’ Assets	71

	C.	Termination of Injunctions or Stays	71

	D.	Amendment or Modification of the Combined Disclosure Statement and Plan	71

	E.	Severability	72

	F.	Revocation or Withdrawal of the Combined Disclosure Statement and Plan	72

	G.	Binding Effect	72

	H.	Notices	72

	I.	Governing Law	72

	J.	Withholding and Reporting Requirements	73

	K.	2002 Service List	73

	L.	Headings	73

	M.	Exhibits/Schedules	73

v

N.	Filing of Additional Documents	73

O.	No Admissions	74

P.	Successors and Assigns	74

Q.	Reservation of Rights	74

R.	Implementation	74

S.	Inconsistency	74

T.	Dissolution of Debtors	74

U.	Dissolution of the Committee	74

V.	Termination of the Plan Administrator	75

W.	Request for Expedited Determination of Taxes	75

THIS COMBINED DISCLOSURE STATEMENT AND PLAN CONTAINS CERTAIN STATUTORY PROVISIONS AND DESCRIBES CERTAIN EVENTS IN THESE CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE COMBINED DISCLOSURE STATEMENT AND PLAN THAT MAY BE ATTACHED AND ARE INCORPORATED BY REFERENCE. ALTHOUGH THE DEBTORS BELIEVE THAT THIS INFORMATION IS FAIR AND ACCURATE, THIS INFORMATION IS QUALIFIED IN ITS ENTIRETY TO THE EXTENT THAT IT DOES NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS.

THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS MADE ONLY AS OF THE DATE OF THIS COMBINED DISCLOSURE STATEMENT AND PLAN, UNLESS ANOTHER TIME IS SPECIFIED. THIS COMBINED DISCLOSURE STATEMENT AND PLAN WAS COMPILED FROM INFORMATION OBTAINED FROM NUMEROUS SOURCES BELIEVED TO BE ACCURATE TO THE BEST OF THE DEBTORS’ KNOWLEDGE, INFORMATION AND BELIEF. THERE CAN BE NO ASSURANCES THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THIS DATE.

NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED IN THIS COMBINED DISCLOSURE STATEMENT AND PLAN AND IN THE RELATED EXHIBITS HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OR ANY OTHER JURISDICTION.

THIS DISCLOSURE STATEMENT AND PLAN HAS BEEN PREPARED IN ACCORDANCE WITH SECTIONS 1123 AND 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAWS. THIS COMBINED DISCLOSURE STATEMENT AND PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY STATE SECURITIES COMMISSION OR ANY SECURITIES EXCHANGE OR ASSOCIATION, NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION OR ANY SECURITIES EXCHANGE OR ASSOCIATION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. NO OTHER GOVERNMENTAL OR OTHER REGULATORY AUTHORITY HAS PASSED ON, CONFIRMED OR DETERMINED THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

NOTHING STATED HEREIN SHALL BE DEEMED OR CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE COMBINED DISCLOSURE STATEMENT AND PLAN ON THE DEBTORS OR HOLDERS

OF CLAIMS OR INTERESTS. CERTAIN STATEMENTS CONTAINED HEREIN, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL REFLECT ACTUAL OUTCOMES.

HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS COMBINED DISCLOSURE STATEMENT AND PLAN AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. THEREFORE, EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE COMBINED DISCLOSURE STATEMENT AND PLAN AND THE TRANSACTIONS CONTEMPLATED HEREBY.

THE DEBTORS SUPPORT CONFIRMATION OF THE COMBINED DISCLOSURE STATEMENT AND PLAN AND RECOMMEND ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE COMBINED DISCLOSURE STATEMENT AND PLAN TO VOTE TO ACCEPT THE COMBINED DISCLOSURE STATEMENT AND PLAN.

2

I.    INTRODUCTION

The Debtors,2 hereby propose the Debtors’ Combined Disclosure Statement and Plan pursuant to sections 1125 and 1129 of the Bankruptcy Code. The Debtors are the proponents of the Combined Disclosure Statement and Plan within the meaning of section 1129 of the Bankruptcy Code.

The Combined Disclosure Statement and Plan constitutes a liquidating chapter 11 plan for the Debtors. Except as otherwise provided by Order of the Bankruptcy Court, Distributions will occur on the Effective Date or as soon thereafter as is practicable. The Debtors will be dissolved under applicable law as soon as practicable upon the closing of the Chapter 11 Cases.

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XVIII.D of the Combined Disclosure Statement and Plan, the Debtors expressly reserve the right to alter, amend or modify the Combined Disclosure Statement and Plan, one or more times, before its substantial consummation.

II.    DEFINITIONS AND CONSTRUCTION OF TERMS

A.	Definitions

As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:

1.    “503(b)(9) Claim” means any Claim against any of the Debtors under section 503(b)(9) of the Bankruptcy Code for the value of goods sold to the Debtors in the ordinary course of business and received by the Debtors within twenty (20) days before the Petition Date.

2.    “Administrative Expense Bar Date” means the date by which a request for payment of an Administrative Expense Claim must be Filed and is thirty (30) days after the Effective Date; provided that 503(b)(9) Claims shall be subject to the General Bar Date.

3.    “Administrative Expense Claim” means a Claim against any of the Debtors or its Estate for costs or expenses of administration of the Estate pursuant to sections 364(c)(1), 503(b), 503(c), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estate and operating the business of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Professional Fee Claims; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28 of the United States Code, 28 U.S.C. sections 1911-1930.

[2]	All capitalized terms not defined in this introduction shall have the same meanings set forth in Article II of the Combined Disclosure Statement and Plan.

4.    “Administrative Expense Claim Objection Deadline” means the date that is no later than thirty (30) days after the later of the Effective Date and any filing of any Administrative Expense Claim or filing of any request for payment of Administrative Expense Claim, unless such objection deadline is extended by order of the Bankruptcy Court upon the motion of the Plan Administrator.

5.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were the Debtors.

6.    “Allowed” means any Claim that is not a Disputed Claim or a Disallowed Claim; provided, however, that a Disputed Claim shall become an Allowed Claim to the extent (i) no objection to such Claim has been interposed by the Claims Objection Deadline or the Administrative Expense Claim Objection Deadline, as applicable, or such other period fixed by the Bankruptcy Court, (ii) an objection to such Claim has been interposed, but withdrawn or overruled by a Final Order and the Debtors have no right to object to such Claim on other grounds, or (iii) the Bankruptcy Court enters a Final Order providing that such Claim is an Allowed Claim.

7.    “Allowed Insured Claim Deficiency Amount” has the meaning set forth in Article III.A.5.c hereof.

8.    “Asset Purchase Agreement” means the Asset Purchase Agreement by and between the Debtors and Asurion, dated as of July 25, 2022 (as amended from time to time).

9.    “Assets” means all of the assets of the Debtors of any nature whatsoever, including, without limitation, all property of the Estates pursuant to section 541 of the Bankruptcy Code, Cash (including proceeds from the Sales), Causes of Action, accounts receivable, tax refunds, claims of right, interests and property, real and personal, tangible and intangible, and the proceeds of all of the foregoing. For the avoidance of doubt, the Assets shall include (i) any refunds or repayments that the Post-Effective Date Debtors receive with respect to the letters of credit, (ii) any remaining Cash from the Debtors’ utility deposit account, and (iii) any Customer Seller Earned Revenue as defined in section 4.3 of the Asset Purchase Agreement.

10.    “Asurion” means Asurion, LLC.

11.    “Asurion LOI” means that certain non-binding letter of interest, dated June 19, 2022, between Asurion and the Debtors that outlined the proposed terms for a transaction.

12.    “Avoidance Actions” means all avoidance and recovery actions or remedies that may be brought on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 544, 547, 548, 550, 551, 552, or 553 of the Bankruptcy Code.

13.    “Ballot” means the applicable form or forms of ballot(s) distributed to each holder of an impaired Claim entitled to vote on the Combined Disclosure Statement and Plan on which the holder indicates either acceptance or rejection of the Combined Disclosure Statement and Plan and (when applicable) any election for treatment of such Claim under the Combined Disclosure Statement and Plan.

14.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. sections 101-1532, as amended from time to time.

15.    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases, or if such court ceases to exercise jurisdiction over the Chapter 11 Cases, such court or adjunct thereof that exercises jurisdiction over the Chapter 11 Case in lieu of the United States Bankruptcy Court for the District of Delaware.

16.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any Local Rules of the Bankruptcy Court, as amended from time to time.

17.    “Bar Date” or “Bar Dates” means the applicable bar date by which a proof of Claim or request for payment of an Administrative Expense Claim must be, or must have been, Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

18.    “Bar Date Order” means the Order (I) Establishing Deadlines for Filing Proofs of Claim and (II) Approving the Form and Manner of Notice Thereof [Docket No. 300], entered by the Bankruptcy Court on August 11, 2022.

19.    “Bidding Procedures Order” means the Order (I)(A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of the Debtors’ Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving Manner of Notice Thereof, and (D) Scheduling a Hearing to Approve Assumption and Assignment of the Assumed Contracts; and (II) Granting Related Relief [Docket No. 199], entered by the Bankruptcy Court on July 26, 2022.

20.    “Board” means the board of directors of EJY.

21.    “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

22.    “Cash” means legal tender of the United States of America and equivalents thereof.

23.    “Causes of Action” means the Avoidance Actions, all Claims, and all other claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, third-party claims, counterclaims, and crossclaims, whether in contract or in tort, whether arising under the Bankruptcy Code or other federal or state law, or based in equity, or pursuant to any other theory of law, including, but not limited to, under the Bankruptcy Code or securities law, whether direct, indirect, derivative, or otherwise, whether asserted or unasserted, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, and any and all commercial tort claims against any party, in each case, whether arising before, on or after the Petition Date.

24.    “Centerview” means Centerview Partners, LLC.

25.    “Chapter 11 Cases” means the procedurally consolidated cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, styled as Legacy EJY Inc., et al., under Case No. 22-10580 (JKS), currently pending in the Bankruptcy Court.

26.    “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

27.    “Claims and Noticing Agent” means Stretto, Inc.

28.    “Claims Objection Deadline” means, subject to any extension as set forth in Article XI.C of the Combined Disclosure Statement and Plan, the date that is the first Business Day that is at least one hundred eighty (180) days after the Effective Date; provided that for Administrative Expense Claims, such deadline shall be the Administrative Expense Claim Objection Deadline. For the avoidance of doubt, the Claims Objection Deadline may be extended one or more times by the Bankruptcy Court.

29.    “Class” means any group of substantially similar Claims or Equity Interests classified by the Combined Disclosure Statement and Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

30.    “Clerk” means the clerk of the Bankruptcy Court.

31.    “Combined Disclosure Statement and Plan” means this combined disclosure statement and chapter 11 plan of liquidation including, without limitation, the Plan Supplement, all exhibits, supplements, appendices and schedules hereto, either in their present form or as the same may be altered, amended or modified from time to time in accordance with the terms hereof.

32.    “Committee” means the Official Committee of Unsecured Creditors appointed by the United States Trustee on July 11, 2022 (and as subsequently amended) [Docket Nos. 110 and 414].

33.    “Conditional Approval and Procedures Order” has the meaning set forth in Article XII.A.1 herein.

34.    “Confirmation Notice” has the meaning set forth in Article XII.A.4 herein.

35.    “Confirmation Date” means the date on which the Confirmation Order is entered on the Docket.

36.    “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider (i) final approval of the Combined Disclosure Statement and Plan as providing adequate information pursuant to section 1125 of the Bankruptcy Code and (ii) confirmation of the Combined Disclosure Statement and Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

37.    “Confirmation Order” means the Order of the Bankruptcy Court confirming the Combined Disclosure Statement and Plan pursuant to section 1129 of the Bankruptcy Code.

38.    “Consumer” means the Debtors’ end customers.

39.    “Continuing Obligations” shall have the meaning set forth in Article VII.B.

40.    “Creditor” means any Person that is the Holder of a Claim against any of the Debtors.

41.    “D&O Runoff Policy” means an irrevocable “tail” insurance policy naming the current and former partners, managers, directors or officers of the Debtors, as direct beneficiaries, with a claims period of at least six years from the Effective Date.

42.    “Debtors” means, collectively, EJY, Legacy EJY Operating Corp. (f/k/a Enjoy Technology Operating Corp.), and Legacy EJY Subsidiary LLC (f/k/a Enjoy Technology LLC).

43.    “DIP Documents” means the DIP Loan Agreement, the other “Loan Documents” as described in the DIP Loan Agreement and any other agreements and documents related thereto.

44.    “DIP Facility” means the financing facility provided to the Debtors pursuant to the terms of the DIP Loan Agreement and the DIP Financing Order.

45.    “DIP Financing Order” means the Final Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Lender, (E) Modifying the Automatic Stay, and (F) Granting Related Relief [Docket No. 200], entered by the Bankruptcy Court on July 26, 2022.

46.    “DIP Lender” means Asurion in its capacity as lender under the DIP Loan Agreement.

47.    “DIP Loan Agreement” means that Secured Super-Priority Debtor in Possession Credit, Guaranty and Security Agreement, dated as of July 25, 2022, by and between the Debtors and Asurion, as the same may have been further amended, restated or otherwise modified from time to time in accordance with the terms thereof.

48.    “DIP Loan Agreement Claims” means those Claims arising under or related to the DIP Credit Agreement and which were indefeasibly paid in full at the closing of the Sale pursuant to terms of the Sale Order.

49.    “DIP Motion” means the Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection to the Prepetition Lender, (V) Modifying the Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief [Docket No. 11], filed on June 30, 2022.

50.    “DIP Professional” means any professionals or consultants retained by the DIP Lender, as set forth in paragraph 24(a) of the DIP Financing Order.

51.    “Disallowed” means any Claim or any portion thereof that (i) has been disallowed by a Final Order, (ii) is Scheduled as zero or as contingent, disputed or unliquidated and as to which no proof of claim has been Filed or deemed Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed Filed under applicable law or the Combined Disclosure Statement and Plan, (iii) is not Scheduled and as to which no proof of claim has been deemed Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Order or otherwise deemed Filed under applicable law or the Combined Disclosure Statement and Plan, (iv) has been withdrawn by agreement of the Debtors and the Holder thereof or (v) has been withdrawn by the Holder thereof.

52.    “Disputed” means any Claim or any portion thereof that (i) has not been Scheduled by the Debtors or has been Scheduled as unknown, contingent, unliquidated, disputed or at zero, whether or not such Claim is the subject of a proof of Claim, (ii) is the subject of a proof of Claim that differs in nature, amount or priority from the Schedules (except to the extent that the Plan Administrator elects, in its discretion, to treat the Claim asserted in such proof of Claim as an Allowed Claim) or (iii) is the subject of an objection interposed by the Claims Objection Deadline or such other time period fixed by the Bankruptcy Court, which has not been withdrawn or overruled by a Final Order; provided, however, that a Claim shall not be a Disputed Claim to the extent it becomes an Allowed Claim or Disallowed Claim.

53.    “Distribution” means any distribution to the Holders of Allowed Claims.

54.    “Distribution Date” means any date on which a Distributions is made to Holders of Allowed Claims under this Combined Disclosure Statement and Plan, or as otherwise agreed. The first Distributions shall occur on or as soon as practicable after the Effective Date or as otherwise agreed by the Plan Administrator. To the extent subsequent Distributions are necessary, such subsequent Distributions shall occur as soon after the first Distribution Date as the Plan Administrator shall determine in accordance with the Plan Administrator Agreement.

55.    “Docket” means the docket in the Chapter 11 Cases maintained by the Clerk.

56.    “Effective Date” means the date established pursuant to Article XIII.B of the Combined Disclosure Statement and Plan.

57.    “EJY” means Legacy EJY, Inc. (f/k/a Enjoy Technology, Inc.).

58.    “EJY Equity Interests” means all Equity Interests in EJY including, but not limited to, all issued, unissued, authorized or outstanding shares or membership interests together with any warrants, options or contract rights to purchase or acquire such interests at any time.

59.    “Enjoy Canada” means Enjoy Technology Canada, Ltd.

60.    “Enjoy UK” means Enjoy (UK) Limited.

61.    “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

62.    “Estates” means the estates of the Debtors created upon the commencement of the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

63.    “Exculpated Parties” means the following Entities, each in their respective capacities as such, (a) the Debtors; (b) the Committee; and (c) the Related Parties of each of the foregoing in each case as to the Persons and entities in this clause (c) to the extent such Person or Entity is a fiduciary of any of the Estates (including, without limitation, as an officer or director of the Debtors).

64.    “Executory Contract” means any executory contract or unexpired lease as of the Petition Date between the Debtors and any other Person or Entity.

65.    “Equity Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in any Debtor (including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.

66.    “Experts” means the mobile retail sales team.

67.    “File”, “Filed”, or “Filing” means file, filed, or filing with the Bankruptcy Court in the Chapter 11 Cases.

68.    “Petition Date” means June 30, 2022.

69.    “Final DIP Hearing” means the hearing held before the Bankruptcy Court on July 26, 2022 to determine whether to grant the relief requested in the DIP Motion on a final basis.

70.    “Final Order” means an Order of the Bankruptcy Court or a court of competent jurisdiction to hear appeals from the Bankruptcy Court, that has not been reversed, stayed, modified or amended and as to which the time to appeal, to petition for certiorari, or to move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending; provided that even if an appeal, petition for certiorari, or other proceedings for reargument or rehearing are timely filed, an Order will be deemed a Final Order if it provides that it is effective immediately upon entry on the Bankruptcy Court’s docket and not subject to any stay notwithstanding the provisions of Bankruptcy Rules 6004(h), 6006(d), 7062, and Rule 62 of the Federal Rule of Civil Procedure, and that no stay pending appeal has been obtained.

71.    “First Day Declaration” means the Declaration of John Boken in Support of Chapter 11 Petitions and First Day Motions [Docket No. 4].

72.    “Former Secured Promissory Note” means that certain Secured Promissory Note, dated as of May 11, 2022, by and between EJY and Ron Johnson.

73.    “General Bar Date” means September 19, 2022 at 5:00 p.m. (prevailing Eastern Time), pursuant to the Order (I) Establishing Deadlines for Filing Proofs of Claim and (II) Approving the Form and Manner of Notice Thereof [Docket No. 300].

74.    “General Unsecured Claim” means any Claim against the Debtors that (a) is unpaid as of the Effective Date, and (b) arose or is deemed by the Bankruptcy Code or Bankruptcy Court, as the case may be, to have arisen before the Petition Date and that is not an Administrative Expense Claim, Priority Tax Claim, Secured Claim, Priority Non-Tax Claim, Unsecured Note Claim, Insured Claim, or Intercompany Claim.

75.    “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

76.    “Governmental Bar Date” means December 27, 2022 at 5:00 p.m. (prevailing Eastern Time), which is the deadline for Governmental Units to file proofs of claim on account of pre-petition Claims against any of the Debtors.

77.    “GUC 3A Priority Amount” means the first $12,500,000 of Net Distributable Assets available for distribution to Class 3A exclusively.

78.    “Holder” means the beneficial holder of any Claim or Equity Interest.

79.    “Holder of the Unsecured Note Claim” means Ron Johnson.

80.    “Impaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

81.    “Insurance Policies” means any and all insurance policies, insurance settlement agreements, coverage-in-place agreements, and other agreements, documents, or instruments relating to the provisions of insurance entered into by or issued to or for the benefit of, at any time, the Debtors or their predecessors, including any D&O Runoff Policy.

82.    “Insured Claim” means any Claim that is insured under the Debtors’ Insurance Policies but only to the extent of such coverage.

83.    “Insurer” means any company or other entity that issued an Insurance Policy, any third party administrator of or for any Insurance Policy, and any respective predecessors and/or Affiliates of any of the foregoing.

84.    “Intercompany Claim” means any Claim by a Debtor against another Debtor.

85.    “Intercompany Equity Interest” means any Equity Interest by a Debtor against another Debtor.

86.    “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Professionals [Docket No. 163], entered by the Bankruptcy Court on July 20, 2022.

87.    “Investigation Subcommittee” means the special Investigation Subcommittee of the Strategic Review Committee of the Board.

88.    “KEIP” means the Debtors’ proposed key employee incentive program, as more fully discussed in the KEIP/KERP Motion.

89.    “KERP” means the Debtors’ proposed key employee retention program, as more fully discussed in the KEIP/KERP Motion.

90.    “KEIP/KERP Effective Date Awards” means any payments authorized by the Bankruptcy Court to be paid upon the Effective Date on account of the KEIP and KERP.

91.    “KEIP/KERP Motion” means the Motion of Debtors for Entry of an Order (I) Authorizing the Implementation of a Key Employee Retention Program, (II) Authorizing the Implementation of a Key Employee Incentive Program, (III) Approving the Terms of the Debtors’ Employee Programs, and (IV) Granting Related Relief [Docket No. 395], filed on August 26, 2022.

92.    “Legacy Enjoy” means Enjoy Technology Inc. (n/k/a Legacy EJY Operating Corp.), a Delaware corporation.

93.    “Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction or agreement.

94.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

95.    “Liquidation Analysis” means the hypothetical chapter 7 liquidation analysis attached to this Combined Disclosure Statement and Plan as Exhibit A.

96.    “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 28, 2021 and amended on July 23, 2021 and September 13, 2021, by and among MRAC, Merger Sub, and Legacy Enjoy.

97.    “Merger Sub” means MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of MRAC.

98.    “Merger Transaction” means the transaction undertaken pursuant to the Merger Agreement.

99.    “MRAC” means Marquee Raine Acquisition Corp.

100.    “Net Distributable Assets” means (a) the gross amount available from the liquidation of the Assets, including the proceeds from the Sale net of repayment of the DIP Facility minus (b) the amount of (i) Statutory Fees, (ii) Allowed Professional Claims, (iii) Allowed Priority Tax Claims, and (iv) any KEIP/KERP Effective Date Awards.

101.    “Non-Debtor Affiliate” means Enjoy UK or Enjoy Canada.

102.    “Order” means an order or judgment of the Bankruptcy Court as entered on the Docket.

103.    “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

104.    “Plan Administrator” means a Person selected by the Debtors, with the consent of the Committee, to effectuate the provisions of the Combined Disclosure Statement and Plan after the Effective Date. The identity, role, and compensation of the Plan Administrator will be disclosed in the Plan Supplement.

105.    “Plan Documents” means any of the documents, other than this Combined Disclosure Statement and Plan and including the Plan Administrator Agreement, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including the documents to be included in the Plan Supplement, all of which shall be in form and substance as provided herein and reasonably acceptable to the Debtors and the Committee.

106.    “Plan Administrator Agreement” means the agreement between the Debtors and the Plan Administrator, in a form as consented to by the Committee (which consent shall not be unreasonably withheld, conditioned or delayed), as the same may be amended from time to time in accordance with its terms, filed as part of the Plan Supplement and approved pursuant to the Confirmation Order.

107.    “Plan Supplement” means the documents, schedules, and any exhibits filed prior to the Confirmation Hearing, as amended, supplemented or modified from time to time, including the form of the Plan Administrator Agreement.

108.    “PMA” means Pennsylvania Manufacturers’ Association Insurance Company and/or Pennsylvania Manufacturers Indemnity Company and/or Manufacturers Alliance Insurance Company.

109.    “PMA Letter of Credit” means that certain letter of credit provided by Silicon Valley Bank in favor of PMA in accordance with any agreements between PMA and the Debtors.

110.    “Post-Effective Date EJY” means EJY, from and after the Effective Date.

111.    “Post-Effective Date Debtors” means the Debtors, from and after the Effective Date.

112.    “Prepetition Loan and Security Agreement” means that certain Senior Secured Credit, Guaranty and Security Agreement dated as of June 29, 2022 (as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, among the Debtors and Asurion.

113.    “Priority Non-Tax Claim” means a Claim that is accorded priority in right of payment under section 507 of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Expense Claim.

114.    “Priority Tax Claim” means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

115.    “Professional” means any professional person employed in the Chapter 11 Cases pursuant to section 327, 328 or 1103 of the Bankruptcy Code pursuant to an Order of the Bankruptcy Court and to be compensated for services rendered pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code. The term “Professional” does not include any ordinary course professionals that were retained and compensated pursuant to the Order Authorizing the Employment and Compensation of Professionals Utilized in the Ordinary Course of Business Effective as of the Petition Date [Docket No. 283], entered by the Bankruptcy Court on August 9, 2022.

116.    “Professional Fee Claims” means all Claims under sections 330, 331, 503, or 1103 of the Bankruptcy Code for compensation and reimbursement of expenses by Professionals to the extent Allowed by the Bankruptcy Court.

117.    “Professional Claims Objection Deadline” has the meaning set forth in Article V.E.4 hereof.

118.    “Professional Fee Reserve” means an account funded by the Debtors with Cash from the Assets as soon as possible after Confirmation and not later than the Effective Date in an amount equal to the Professional Fee Escrow Amount.

119.    “Professional Fee Escrow Amount” means the reasonable estimate of the aggregate amount of Allowed Professional Claims relating to the period prior to the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article V.E.3 of the Combined Disclosure Statement and Plan.

120.    “Pro Rata” means, when used with reference to a distribution of property to Holders of Allowed Claims in a particular Class or any other specified group of Claims pursuant to this Combined Disclosure Statement and Plan, proportionately, so that with respect to a particular Allowed Claim in such Class or in such group, the ratio of the amount of property to be distributed on account of such Claim to the amount of such Claim is the same as the ratio of the amount of property to be distributed on account of all Allowed Claims in such Class or group of Claims to the amount of all Allowed Claims in such Class or group of Claims. Until all Disputed Claims in a Class are resolved, Disputed Claims shall be treated as Allowed Claims in their face amount for purposes of calculating Pro Rata distribution of property to Holders of Allowed Claims in such Class.

121.    “Reinstated” means the treatment provided for in section 1124 of the Bankruptcy Code.

122.    “Rejection Bar Date” means the deadline to file a proof of claim for damages relating to the rejection of an Executory Contract (including any unexpired lease), which, pursuant to the Bar Date Order, is the later of (i) the General Bar Date or the Governmental Bar Date, as applicable, and (ii) 5:00 p.m. (prevailing Eastern Time) on the date that is thirty (30) days following service of an order approving rejection of any executory contract or unexpired lease of the Debtors.

123.    “Related Parties” means, with respect to any (w) Person or Entity, (x) such Person’s or Entity’s current and former direct or indirect subsidiaries, affiliates, parents, predecessors, successors, and assigns, (y) with respect to each of the foregoing in clauses (w) and (x), such Person’s or Entity’s respective current and former direct or indirect stockholders, members, limited partners, general partners, equity holders, principals, directors, managers, officers, employees, agents, designees, trustees, advisory board members, attorneys, financial advisors, investment bankers, accountants, and other professionals or representatives, and any other fiduciaries to such Person or Entity with any involvement related to the Debtors, and (z) with respect to each of the foregoing in clauses (w) – (y), such Person’s or Entity’s respective heirs, executors, estates, servants, and nominees.

124.    “Released Parties” means the following Entities, each in their capacity as such, (a) the Debtors; (b) the Committee and each of its members; and (c) the Related Parties of each of the foregoing (including the Holder of the Unsecured Note Claim); provided that Enjoy UK, Enjoy Canada, Cal Hoagland, and Fareed Khan shall not be Released Parties.

125.    “Releasing Parties” means the following Entities, each in their respective capacities as such, (a) the Debtors; (b) the Committee and each of its members; (c) each Holder of a Claim that (x) votes to accept the Combined Disclosure Statement and Plan or (y) either (I) abstains from voting or (II) votes to reject the Combined Disclosure Statement and Plan and, in the case of either (I) or (II), does not opt out of the voluntary release contained in Article XIV.C hereof by checking the opt out box on the ballot, and returning it in accordance with the instructions set forth thereon, indicating that they opt not to grant the releases provided in the Combined Disclosure Statement and Plan; (d) each Holder of a Claim that is deemed to accept the Combined Disclosure Statement and Plan or is otherwise unimpaired under the Combined Disclosure Statement and Plan; and (e) the Related Parties of the foregoing but only to the extent such Related Party would be obligated to release under principles of agency if it were so directed by the applicable Person or Entity in clauses (a) through (d); provided that, for the avoidance of doubt, the Holder of the Unsecured Note Claim shall be a “Releasing Party.” The term “Releasing Party” shall not include the Holder of an Equity Interest, solely in such capacity.

126.    “Remaining Distributable Assets” means the Net Distributable Assets reduced by the GUC 3A Priority Amount.

127.    “Ropes” means Ropes & Gray LLP.

128.    “Sale” means the sale of substantially all of the Debtors’ assets pursuant to the Asset Purchase Agreement.

129.    “Sale Motion” means the Debtors’ Motion of Debtors for Entry of (I) an Order (A) Approving Certain Bidding Procedures and the Form and Manner of Notice Thereof, (B) Scheduling an Auction and a Hearing on the Approval of the Sale of All or Substantially All of

the Debtors’ Assets, (C) Establishing Certain Assumption and Assignment Procedures and Approving Manner of Notice Thereof, and (D) Scheduling a Hearing to Approve Assumption and Assignment of the Assumed Contracts; and (II) an Order (A) Authorizing and Approving the Debtors’ Entry into an Asset Purchase Agreement; and (B) Authorizing the Sale of All Or Substantially All of the Debtors’ Assets Free and Clear of All Encumbrances; and (III) an Order Approving the Assumption and Assignment of the Assumed Contracts; and (IV) Granting Related Relief [Docket No. 86], filed on July 3, 2022.

130.    “Sale Order” mean the Order (I) Authorizing the Sale of Certain Assets of the Debtors to Asurion, LLC Free and Clear of All Liens, Claims, Interests and Encumbrances, (II) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases in Connection Therewith, and (III) Granting Related Relief [Docket No. 325], entered by the Bankruptcy Court on August 12, 2022.

131.    “Schedules” means the schedules of assets and liabilities and the statement of financial affairs Filed by each of the Debtors on July 28, 2022, and any and all amendments and modifications thereto.

132.    “Secured Claim” means a Claim that is secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the Holder of such Claim’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) or as Allowed pursuant to the Combined Disclosure Statement and Plan as a Secured Claim.

133.    “Senior Secured Credit Agreement” means that certain Senior Secured Credit, Guaranty and Security Agreement, dated as of June 29, 2022 between the Debtors, as borrowers, and Asurion, as lender (together with all amendments and other documents ancillary thereto).

134.    “Statutory Fees” means any fees due and payable pursuant to section 1930 of title 28 of the United States Code.

135.    “Successful Bidder” means the prevailing bidder.

136.    “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

137.    “Unclaimed Distribution” means a Distribution that is not claimed by a Holder of an Allowed Claim on or prior to the Unclaimed Distribution Deadline.

138.    “Unclaimed Distribution Deadline” means one-hundred and twenty (120) days from the date the Plan Administrator makes a Distribution of Cash or other property under the Combined Disclosure Statement and Plan to a Holder of an Allowed Claim.

139.    “Unsecured Promissory Note” means that certain unsecured Amended and Restated Promissory Note, dated as of June 29, 2022, by and between EJY and Ron Johnson (together with all amendments and other documents ancillary thereto).

140.    “Unsecured Note Claim” means any claims arising under the Unsecured Promissory Note.

B.	Interpretation; Application of Definitions and Rules of Construction

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Combined Disclosure Statement and Plan are to the respective section in, Article of, Schedule to, or Exhibit to the Combined Disclosure Statement and Plan. The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Combined Disclosure Statement and Plan as a whole and not to any particular section, subsection or clause contained in the Combined Disclosure Statement and Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Combined Disclosure Statement and Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Combined Disclosure Statement and Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Combined Disclosure Statement and Plan.

III.    BACKGROUND

On the Petition Date, the Debtors filed voluntary petitions for relief pursuant to Chapter 11 of the Bankruptcy Code and, since that date, have operated as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

A.	General Background[3]

1.	The Debtors’ Businesses as of the Petition Date

The Debtors’ business launched in 2014 and sought to reinvent the retail experience and commerce-at-home through the “Mobile Store,” a new channel that pairs the convenience of online shopping with the personal touch of an in-store retail experience in the comfort of the Consumer’s home. Over the last two decades, ecommerce has upended the traditional physical retail model, shifting commerce from stores to commerce-at-home. Digital channels brought the shopping experience to the Consumer’s doorstep, enabling customers to buy and receive their purchases without ever having to leave the home. Fulfillment to the door was made easier and faster than ever with technology companies achieving a high degree of success through last-mile innovations. However, the current ecommerce experience has one fundamental limitation: it ends with a package at the door. Brands lose the personal connection to their customers, their ability to provide in-person advice and support, and their ability to upsell products and services as online retail continues to gain share.

It is against this backdrop that the Debtors created the Mobile Store, which provides the experience of a traditional physical store, but with greater convenience to the customer. The

[3]

Further information regarding the Debtors’ business, assets, capital structure, and the circumstances leading to the filing of these Chapter 11 Cases is set forth in detail in the First Day Declaration, which is incorporated by reference herein. Copies of the First Day Declaration and all other filings in the Chapter 11 Cases can be obtained (and viewed) free of charge at the following web address: https://cases.stretto.com/EnjoyTechnology/.

Debtors’ Experts, led by their managers, provided everything that is provided in a store environment in the comfort of a home, including set-up, activation, and demonstration of products. The Experts assist Consumers in evaluating and selecting a wide range of accessories, media subscriptions, device protection, broadband, and other services. They also assist in the trade-in and upgrade of products. The relationship formed between Consumers and Experts is not limited to this first visit. For some relationships, the Debtors offer the opportunity for the same Expert to follow up with the Consumer and return for a second visit. This allows space for final decisions on products or the presence of another person to help finalize a sale that might have been lost in a traditional retail space or could have been lost in a traditional online shopping environment.

In addition, in the last quarter of 2021, the Debtors launched Smart Last Mile™ in North America, which combined local warehousing, mobile stores, full-time employees and proprietary software to deliver products or experiences with incredible speed, in most cases within the same or next day. Smart Last Mile™ provided the Debtors’ business partners with an omnichannel solution to enable trusted at-home retail experiences and to-the-door deliveries and address a larger share of Customer demand.

2.	The Debtors’ Employees and Business Partners

As of the Petition Date, the Debtors operated out of a headquarters located in Palo Alto, California.4 As of the Petition Date, the Debtors employed approximately 1,720 individuals, none of whom were subject to a collective-bargaining agreement.

Historically, the Debtors operated pursuant to contractual partnerships, commercial relationships and/or authorized dealer agreements with leading telecommunications and technology companies including AT&T in the United States, BT-EE (British Telecom) in the United Kingdom, Rogers in Canada, and Apple in select United States cities.

3.	Special Purpose Acquisition Company Transaction

In April 2021, the Debtors announced plans to become a publicly-traded corporation through the Merger Transaction, and MRAC entered into the Merger Agreement.

On October 14, 2021, as contemplated by the Merger Agreement, MRAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which MRAC was domesticated and continues as a Delaware corporation, changing its name to “Enjoy Technology, Inc.” On October 15, 2021, Legacy Enjoy consummated the transactions with MRAC as contemplated by the Merger Agreement, and MRAC common stock and warrants began trading on the Nasdaq under the ticker symbols “ENJY” and ENJYW,” respectively.

[4]

On September 21, 2022, the Court entered the First Omnibus Rejection Order (as defined herein), which authorized the Debtors to reject, among other leases, the lease related to their headquarter location.

As a result of the Merger Transaction, the Company raised net proceeds of $112.6 million after repayment of certain loans and transaction costs.

4.	Organizational Structure

EJY is the direct or indirect parent of multiple domestic and foreign subsidiaries. The Debtors’ primary operating subsidiaries are as follows:

•

Legacy EJY Subsidiary LLC (f/k/a Enjoy Technology LLC): Legacy EJY Subsidiary LLC (f/k/a Enjoy Technology LLC) is a Delaware limited liability company that served as the Debtors’ U.S. operating company and handled all U.S. operations, employees, and contracts.

•

Legacy EJY Operating Corp. (f/k/a Enjoy Technology Operating Corp.): Legacy EJY Operating Corp. (f/k/a Enjoy Technology Operating Corp.) is a Delaware corporation that was created in January 2021 for the purpose of raising external capital. It is a dormant entity with no ongoing operations, employees or contracts.

•

Enjoy UK: Enjoy UK is a limited company organized under the laws of the United Kingdom that serves as the Debtors’ United Kingdom operating company and handles all United Kingdom operations, employees, and contracts. Enjoy UK is not a Debtor and will be wound down in a liquidation proceeding in the United Kingdom (as discussed herein).

•

Enjoy Canada: Enjoy Canada is a limited company organized under the laws of the province of British Columbia, Canada that serves as the Debtors’ Canadian operating company and handles all Canadian operations, employees, and contracts. Enjoy Canada is not a Debtor and will be wound down in a liquidation proceeding in Canada pursuant to the Bankruptcy and Insolvency Act (as discussed herein).

5.	Prepetition Debt Structure

a.	Senior Secured Credit, Guaranty and Security Agreement

On June 29, 2022, the Debtors, as borrowers, and Asurion, as lender, entered into the Senior Secured Credit Agreement. The Senior Secured Credit Agreement provided for commitments of $2.5 million, with a maturity date of July 8, 2022. The proceeds of the Senior Secured Credit Agreement were used to fund the Debtors’ imminent cash needs prior to the filing of the Chapter 11 Cases.

The obligations under the Senior Secured Credit Agreement were secured by a first-priority lien on substantially all the assets of the Debtors (including, without limitation, intellectual property).

The proceeds of the Senior Secured Credit Agreement were rolled up into the obligations under the DIP Loan Agreement in accordance with the interim Order approving the DIP Motion and the Final DIP Order.

b.	Other Secured Indebtedness

As of the Petition Date, the Debtors had stand-by letters of credit totaling approximately $2.5 million.5 These letters of credit were collateralized by restricted funds held in the Debtors’ loan accounts for the benefit of certain Insurers. Specifically, as of the Petition Date, the Debtors held: (a) $280,000 for the benefit of Travelers Companies’ Inc. (“Travelers”), (b) $820,000 for the benefit of PMA, and (c) $1.43 million for the benefit of ALD Automotive Limited (“ALD”).

As of August 31, 2022, the Debtors continue to hold $280,000 for the benefit of Travelers and $1.43 million for the benefit of ALD. In addition, as of August 31, 2022, the Debtors funded a bank account with $26,128.91 for adequate assurance obligations to utility companies. As discussed herein, in August 2022, the Debtors increased the PMA Letter of Credit to $2.64 million.

c.	Unsecured Indebtedness

(i)	Amended and Restated Promissory Note

Pursuant to the Former Secured Promissory Note, dated as of May 11, 2022, by and between EJY, as borrower, and EJY’s chief executive officer, Ron Johnson, Mr. Johnson made certain advances of money and extended certain financial accommodations to the Debtors. The Debtors’ obligations under the Former Secured Promissory Note mature on November 11, 2022, were previously secured by a first- priority lien on substantially all the assets of the Debtors (including, without limitation, intellectual property), and contained no financial covenants.

On June 29, 2022, Mr. Johnson entered into a Termination and Release Agreement whereby Mr. Johnson agreed to terminate the security agreement under the Former Secured Promissory Note and release all security interests granted to Mr. Johnson by the Debtors. On the same day, the Debtors and Mr. Johnson entered into the Unsecured Promissory Note that matures on December 29, 2022 and otherwise contained terms consistent with the Former Secured Promissory Note.

As of the Petition Date, the Debtors’ obligations under the Unsecured Promissory Note totaled not less than $10 million, plus accrued interest and expenses.

(ii)	Trade Debt

In the ordinary course of business, the Debtors incurred unsecured indebtedness to various suppliers, trade vendors, landlords, utility providers, and services providers, among others. As of the Petition Date, the Debtors’ estimated outstanding trade payables were approximately $11 million.

[5]	As discussed herein, the PMA Letter of Credit was subsequently increased postpetition.

d.	Intercompany Claims

Historically, in the ordinary course of business, the operation of the Debtors’ cash management system resulted in such intercompany transactions. At any given time, as a result of such intercompany transactions, there were Claims owing by a Debtor or Non-Debtor Affiliate, or Claims owing from a Debtor to a Non-Debtor Affiliate. These intercompany transactions occurred as part of the ordinary course operation of the cash management system in connection with the receipt and disbursement of funds. The Debtors maintained strict records of the Intercompany Claims and can ascertain, trace, and account for all intercompany transactions.

EJY and Enjoy UK were party to that certain Intra-Group Licence, dated October 19, 2018, by and between EJY and Enjoy UK (the “Keepwell Agreement”), by which EJY granted a non-exclusive license to Enjoy UK to use EJY’s intellectual property rights, software, and know-how for purpose of Enjoy UK performing its operations and fulfilling its obligations to customers of Enjoy UK. On June 30, 2022, as a result of these Chapter 11 Cases, EJY immediately terminated the Keepwell Agreement in accordance with its terms.

The Debtors estimate that Claims of approximately $5.9 million may be asserted by Enjoy UK on account of the Keepwell Agreement and Claims may be asserted by Enjoy Canada, though such Claims are disputed and unliquidated at this time.6 The Debtors reserve all rights with respect to such Claims. The Debtors continue to evaluate any Claims that may be asserted against the Non-Debtor Affiliates.

6.	The Debtors’ Equity Holders

EJY is publicly traded and its common stock is quoted on the NASDAQ Global Market Tier. As of June 29, 2022, there were approximately 2,000 record holders and 122,422,579 outstanding shares of EJY’s common stock.

B.	Circumstances Giving Rise to These Chapter 11 Cases

1.	The Debtors’ Declining Liquidity

Since their inception, the Debtors have incurred losses and cash outflows from their operations. The Debtors have therefore been dependent on their ability to raise additional capital to develop their technology, achieve their business objectives, and maintain operations and liquidity. The Debtors historically financed their operations through the issuance and sale of redeemable convertible preferred stock, issuance of debt, and issuance of common stock in connection with the Merger Transaction. The Debtors’ ability to raise the necessary capital to fund their operations became constrained due to a number of factors, including larger-than-expected redemptions under the Merger Transaction that reduced the Debtors’ net proceeds from that transaction, and a tightening of public equities markets.

The Debtors’ business was also negatively impacted by the supply chain crisis and an inability to retain sufficient personnel. As economies around the world continue to recover,

[6]	On September 29, 2022, Legacy EJY Subsidiary LLC (f/k/a Enjoy Technology LLC) filed an amendment to its Schedules reflecting such potential Claims [Docket No. 475].

shortages in raw materials and inventory have become more widespread. During the second half of fiscal year 2021, the Debtors experienced shortages in their inventory of recently launched smartphones. Inventory shortages, and shortages of the raw materials used in the products that the Debtors sold, contributed to delays in the supply chain. The Debtors and their business partners continued to experience logistic, supply chain, and manufacturing challenges during 2022. The Debtors also had difficulty recruiting and retaining Experts as a result of macroeconomic factors. These issues had a negative impact on the Debtors’ revenue.

In April 2022, the Debtors concluded that they lacked sufficient capital to satisfy their ongoing expenses and that restructuring initiatives were necessary to preserve their liquidity and maintain operations.

2.	The Debtors’ Prepetition Restructuring Initiatives

In response to their deteriorating cash position, the Debtors took several affirmative steps to extend their liquidity runway. First, the Debtors formulated an operational restructuring plan, which included (a) a hiring freeze across all geographies, (b) halting non-essential expenditures, including business travel, new vendor contracts, and non-operating expenses, and (c) evaluating expenses on an ongoing basis.

Second, in late April 2022, the Debtors engaged AlixPartners to advise them with respect to cash flow management, liquidity forecasting, and various strategic alternatives. The Debtors engaged Centerview on May 7, 2022 to serve as their investment banker in connection with various strategic alternatives. In May 2022, the Debtors also obtained additional liquidity from the Former Secured Promissory Note and a $3.6 million customer prepayment for future services.

3.	The Debtors’ Strategic Review Committee

In connection with the Debtors’ restructuring efforts, on May 20, 2022, the Board appointed two independent directors with significant restructuring experience, Alan Carr and William Transier. On May 20, 2022, the Company established a special Strategic Review Committee of its Board comprised solely of independent directors who were authorized to manage and coordinate the Debtors’ various restructuring activities. On May 20, 2022, the Board also established the Investigation Subcommittee, composed of Mr. Carr and Mr. Transier, to conduct an independent investigation into any Claims or Causes of Action that the Company may have with respect to any transactions or acts or omissions involving affiliates or insiders prior to May 20, 2022. On May 27, 2022, the Investigation Subcommittee retained Ropes as independent counsel to the Investigation Subcommittee. On June 29, 2022, the Board delegated to the Investigation Subcommittee the power and authority to, among other things, act and bind the Debtors with respect to prosecuting, waiving, releasing, settling, or negotiating any Claims or Causes of Action of the Debtors that arise out of or related to any transactions, acts or omissions involving affiliates or insiders prior to May 20, 2022 and to approve any releases, exculpations, or indemnifications by the Debtors of their current or former directors, officers, insiders, or affiliates.

4.	The Debtors’ Prepetition Marketing Efforts

Prior to filing these Chapter 11 Cases, the Debtors conducted a marketing effort to explore the potential sale of their assets. With the assistance of Centerview, the Debtors prepared a list of approximately twenty-three (23) potential acquirers that were considered the most likely participants in a sale process. Following the initial outreach to the identified twenty-three (23) parties, the Debtors provided certain information to these parties in order to gauge their interest prior to executing a non-disclosure agreement. Five (5) total parties entered into confidentiality agreements with the Debtors. Those parties requested additional information and received access to a virtual data room containing due-diligence materials and/or conducted meetings with the Debtors’ management and multiple telephonic diligence meetings with Centerview and management.

While the sale process was underway, the Debtors evaluated whether prepetition secured financing (and potentially DIP financing) was available from third-party capital providers. The Debtors and their advisors concluded that financing from third-party capital providers was not available based upon the significant operating costs associated with the Debtors’ historical and future operations, the lack of traditional collateral to secure a loan, and the uncertainty of the outcome of the sale process in early June 2022. As a result, the Debtors instead focused on obtaining prepetition secured and DIP financing from prospective buyers.

Ultimately, the Debtors received letters of intent from two (2) parties, Asurion and one other counterparty. On June 13, 2022, the Debtors executed a letter of intent with the non-Asurion counterparty that contemplated a transaction whereby that party would make a significant debt and convertible debt investment in the Debtors’ business. The transaction, if consummated, would have provided the Debtors with liquidity, avoided the need for a bankruptcy filing, and preserved the Company as a public corporation. It also would have resulted in the transition to a business model where the Debtors were technology licensors, with the counterparty owning and controlling the Debtors’ key assets, including key customer contracts and relationships.

On June 17, 2022, the counterparty informed the Debtors that it would not proceed with a transaction and withdrew its offer. In response, the Debtors immediately refocused their efforts on consummating a transaction with Asurion, who had also previously submitted a letter of intent for the acquisition of substantially all of the Debtors’ U.S. assets and operations.

5.	The Debtors Enter into a Letter of Intent with Asurion

On June 19, 2022, the Debtors executed the Asurion LOI which, among other conditions, required the Debtors to commence these cases as a precondition to an asset sale. The Asurion LOI originally contemplated that Asurion would provide the Debtors with a substantial prepetition loan to provide liquidity for the Debtors’ ongoing operations and potentially provide a longer runway to commence chapter 11 cases. The Debtors intended to negotiate the terms of an asset purchase agreement and DIP financing with Asurion during that period, such that when the Debtors filed voluntary chapter 11 petitions, Asurion would serve as both a DIP lender and stalking-horse purchaser.

However, Asurion subsequently determined that it was only willing to fund the Debtors’ operations through a debtor-in-possession financing arrangement in chapter 11 cases. In connection with the Chapter 11 Cases, Asurion has agreed to provide the DIP Facility, which included approximately $52.5 million of new money and a roll-up of a $2.5 million bridge loan pursuant to the Prepetition Loan and Security Agreement provided by Asurion on the day prior to the Petition Date. Through the bridge loan, the Debtors were able to fund their imminent cash needs prior to the filing of the Chapter 11 Cases. Notwithstanding the $2.5 million bridge loan funded under the Prepetition Loan and Security Agreement, the Debtors were faced with an inability to satisfy accruing employee and other obligations without immediate access to the DIP Facility, which Asurion agreed to provide in these cases, subject to the roll-up of the obligations under the Prepetition Loan and Security Agreement into the DIP Facility.

The Debtors had an imminent need for the DIP Facility given their declining cash position. As of the Petition Date, the Debtors had approximately $523,000 of cash on hand, which was insufficient to fund their critical expenses, including their next biweekly payroll. Accordingly, the Debtors commenced these Chapter 11 Cases and sought immediate approval of a DIP Facility to be provided from Asurion, subject to the roll-up of the obligations under the bridge loan into the DIP Facility, to fund the Debtors’ operating expenses and consummate an organized and value maximizing sale process.

C.	The Chapter 11 Cases

The following is a brief description of certain material events that have occurred during these Chapter 11 Cases.

1.	First Day Motions and Orders (other than the DIP Motion and DIP Financing Order)

On the Petition Date, in addition to the voluntary petitions for relief filed by the Debtors under chapter 11 of the Bankruptcy Code, the Debtors also filed a number of routine motions and applications seeking certain “first day” relief, including the following:

•

Motion of Debtors for Entry of an Order Pursuant to Bankruptcy Rule 1015 and Local Rule 1015-1 (I) Directing Joint Administration of Chapter 11 Cases and (II) Granting Related Relief. The Debtors sought entry of an Order directing the joint administration of the Chapter 11 Cases and consolidation thereof for procedural purposes only. On July 1, 2022, the Bankruptcy Court entered an Order granting the relief requested in the motion [Docket No. 66].

•

Application of Debtors for Appointment of Stretto as Claims and Noticing Agent. The Debtors sought authorization to retain and employ Stretto as their claims and noticing agent for the Chapter 11 Cases. On July 1, 2022, the Bankruptcy Court entered an Order granting the relief requested in the motion [Docket No. 67].[7]

•

Motion of Debtors for Entry of Order Authorizing Debtors to (I) File a Consolidated List of the Debtors’ Thirty Largest Unsecured Creditors, (II) Prepare A Consolidated List of Creditors in Lieu of Submitting a Separate Mailing Matrix for Each Debtor, (III) Redact Certain Personally Identifiable Information for Individual Creditors, (IV) Waive the Requirement to File a List of Equity Security Holders of Enjoy Technology, Inc. and Modify Notice Thereto, and (V) Granting Related Relief. The Debtors sought (i) authorization to (a) file a consolidated list of the Debtors’ thirty largest unsecured creditors and prepare a consolidated list of creditors in lieu of submitting separate mailing matrices for each Debtor, (b) redact certain personally identifiable information for the Debtors’ individual creditors, and (ii) modification of the requirement to file a list of all equity security holders of EJY and notice thereto. On July 1, 2022, the Bankruptcy Court entered an Order granting the relief requested in the motion [Docket No. 68].

•

Motion of Debtors for Interim and Final Orders (I) Authorizing Debtors to (A) Maintain Existing Insurance Policies and Pay All Obligations Arising Thereunder, and (B) Renew, Revise, Extend, Supplement or Enter into New Insurance Policies, and (II) Granting Related Relief. The Debtors sought entry of interim and final Orders (i) authorizing, but not directing, the Debtors to (a) maintain their existing Insurance Policies and pay all obligations arising thereunder or in connection therewith and (b) renew, revise, extend, supplement or enter into new insurance coverage as needed in their business judgment, (ii) authorizing the banks to honor and process all checks and electronic transfer requests related to the foregoing, an, and (iii) granting related relief. The Bankruptcy Court entered an Order granting the relief requested in the motion on an interim basis on July 1, 2022 [Docket No. 69] and thereafter entered an Order granting the relief requested in the motion on a final basis on July 20, 2022 [Docket No. 159].

•	Motion of Debtors for Interim and Final Orders (I) Approving Debtors’ Proposed Form of Adequate Assurance of Payment, (II) Establishing Procedures for Resolving Objections by Utility Companies,

[7]

Additionally, on August 1, 2022, the Bankruptcy Court entered an Order [Docket No. 233] authorizing the Debtors to retain Stretto, pursuant to section 327(a) of the Bankruptcy Code, to serve as administrative advisor to the Debtors.

(III) Prohibiting Utility Companies from Altering, Refusing or Discontinuing Service, and (IV) Granting Related Relief. The Debtors sought entry of interim and final Orders, (i) approving the Debtors’ proposed form of adequate assurance of postpetition payment to the utility companies; (ii) establishing procedures for resolving any objections by the utility companies relating to the proposed adequate assurance; (iii) prohibiting the utility companies from altering, refusing or discontinuing service to, or discriminating against, the Debtors solely on the basis of (a) the commencement of these chapter 11 cases, (b) a debt that is owed by the Debtors for services rendered prior to the Petition Date or (c) on account of any perceived inadequacy of the Debtors’ proposed adequate assurance; and (iv) granting related relief. The Bankruptcy Court entered an Order granting the relief requested in the motion on an interim basis on July 1, 2022 [Docket No. 71] and thereafter entered an Order granting the relief requested in the motion on a final basis on July 20, 2022 [Docket No. 161].

•

Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing the Payment of Certain Prepetition and Postpetition Taxes and Fees and (II) Granting Related Relief. The Debtors sought entry of interim and final Orders (i) authorizing the Debtors to remit and pay undisputed taxes and fees in the ordinary course of business, whether incurred before or after the Petition Date, and (ii) granting related relief. The Bankruptcy Court entered an Order granting the relief requested in the motion on an interim basis on July 1, 2022 [Docket No. 72] and thereafter entered an Order granting the relief requested in the motion on a final basis on July 20, 2022 [Docket No. 160].

•

Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs, (II) Authorizing all Banks to Honor Prepetition Checks for Payment of Prepetition Employee Obligations, and (III) Granting Related Relief. The Debtors sought entry of interim and final Orders (i) authorizing, but not directing, the Debtors to (a) pay prepetition wages and salaries, other compensation, and reimbursable expenses, and (b) continue certain employee benefit programs in the ordinary course, (ii) authorizing all banks to honor prepetition checks for payment of prepetition employee obligations, and (iii) granting other related relief. The Bankruptcy Court entered an Order granting the relief requested in the motion on an interim basis on July 1, 2022 [Docket No. 73] and thereafter entered an Order granting the relief requested in the motion on a final basis on July 20, 2022 [Docket No. 158].

•

Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System, (B) Maintain Existing Business Forms, (C) Continue to Use the Corporate

Credit Card Program, (D) Perform Intercompany Transactions in the Ordinary Course and Grant Administrative Expense Status for Postpetition Intercompany Claims, and (II) Granting Related Relief. The Debtors sought entry of interim and final Orders, (i) authorizing, but not directing, the Debtors to (a) continue to operate the cash management system, (b) honor certain prepetition obligations related thereto, and (c) maintain existing business forms in the ordinary course of business; (ii) authorizing the Debtors’ banks to honor all related payment requests; (iii) authorizing the Debtors to continue performing under and honoring certain intercompany transactions in the ordinary course of business; (iv) providing administrative expense priority for postpetition intercompany claims; and (v) granting related relief. The Bankruptcy Court entered an Order granting the relief requested in the motion on an interim basis on July 1, 2022 [Docket No. 75] and thereafter entered an Order granting the relief requested in the motion on a final basis on July 20, 2022 [Docket No. 162].

2.	Post-Petition Financing

On the Petition Date, the Debtors also filed the DIP Motion, asking the Bankruptcy Court to, among other things, authorize the Debtors to obtain the DIP Facility from the DIP Lender, authorize the Debtors to use “cash collateral,” as such term is defined in the section 363 of the Bankruptcy Code, grant the DIP Lender a senior, priming lien on certain prepetition collateral securing the DIP Facility, and modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Documents. The Bankruptcy Court entered an Order granting the relief requested in the motion on an interim basis on July 1, 2022 [Docket No. 83] and thereafter entered the Final DIP Order granting the relief requested in the motion on a final basis on July 26, 2022 [Docket No. 200].

On August 11, 2022, the United States Trustee and the Committee filed objections to certain fees and expenses requested by Evercore Group L.L.C. as a DIP Professional [Docket Nos. 301, 310, 347]. On August 25, 2022, the Bankruptcy Court entered the Consent Order Resolving Objections of the Office of the United States Trustee and the Official Committee of Unsecured Creditors to DIP Professionals’ Fees and Expenses [Docket No. 338], which resolved the objections as set forth therein.

On August 31, 2022, the Sale was consummated and contemporaneously therewith, the Debtors repaid the DIP Facility in full with the proceeds from the Sale in accordance with the Final DIP Order and Sale Order.

3.	Employment and Compensation of Debtors’ Professionals and Advisors

On August 1, 2022, the Bankruptcy Court entered an Order [Docket No. 234] authorizing the Debtors’ employment of Richards, Layton & Finger, P.A. as bankruptcy co-counsel. On August 2, 2022, the Bankruptcy Court entered an order authorizing the Debtors to employ and retain AP Services, LLC and designate Todd Zoha as Chief Financial Officer effective as of the Petition Date [Docket No 241]. On August 9, 2022, the Bankruptcy Court entered Orders authorizing the Debtors to retain (i) Cooley LLP as bankruptcy co-counsel [Docket No. 285]; (ii) Centerview as investment banker [Docket No. 281]; and (iii) Ropes as special counsel to the Investigation Subcommittee [Docket No. 284]. Additionally, on August 11, 2022, the Bankruptcy Court entered Orders authorizing the Debtors to retain Pricewaterhousecoopers LLP as audit services provider [Docket No. 309].

4.	Appointment of Committee

On July 11, 2022, the United States Trustee appointed the Committee [Docket No. 11]. The members of the Committee were comprised as follows: (a) Donnelly Financial, LLC; (b) Xoriant Corporation; and (c) Vetty, Inc.

On September 8, 2022, the United States Trustee appointed The Abernathy MacGregor Group, Inc. to the Committee [Docket No. 414]. Effective September 8, 2022, Xoriant Corporation resigned from the Committee. Id.

To assist the Committee in carrying out its duties, the Committee selected Fox Rothschild LLP as its counsel and FTI Consulting, Inc. as financial advisor. On August 17, 2022, the Bankruptcy Court entered an Order authorizing the Committee’s retention of Fox Rothschild [Docket No. 343] and FTI Consulting, Inc. [Docket No. 344].

5.	Rejection of Executory Contracts and Unexpired Leases

On July 15, 2022, the Debtors filed a motion (i) authorizing the Debtors to reject, effective as of July 15, 2022, (a) that certain Master Service Agreement, dated as of July 15, 2019, by and between Rogers Communications Canada Inc. and Debtor EJY and any amendments thereto, and (b) that certain Memorandum of Understanding, dated as of December 20, 2018, by and between Rogers and EJY and any amendments thereto, and (ii) granting related relief [Docket No. 138] (the “Rejection Motion”). On August 2, 2022, the Bankruptcy Court entered an Order authorizing the Rejection Motion [Docket No. 240].

On August 31, 2022, the Debtors filed the Debtors’ First Omnibus Motion for Entry of an Order Authorizing the Debtors to (I) Reject Certain Unexpired Leases and (II) Abandon Certain Remaining Property Each Effective as of the Rejection Date [Docket No. 402] (the “First Omnibus Rejection Motion”), which sought to reject 22 leases, including the lease related to their headquarter location. On September 21, 2022, the Bankruptcy Court entered an Order approving the First Omnibus Rejection Motion [Docket No. 448] (the “First Omnibus Rejection Order”).

On September 30, 2022, the Debtors filed the Debtors’ Second Omnibus Motion for Entry of an Order Authorizing the Debtors to (I) Reject Certain Unexpired Leases and (II) Abandon Certain Remaining Property Each Effective as of the Rejection Date [Docket No. 479] (the “Second Omnibus Rejection Motion”), which seeks to reject seven (7) leases. The hearing on the Second Omnibus Rejection Motion is scheduled for October 25, 2022 at 11:00 a.m. (prevailing Eastern Time), and the objection deadline is October 14, 2022 at 4:00 p.m. (prevailing Eastern Time).

On September 30, 2022, the Debtors also filed the Debtors’ Motion for Entry of an Order (I) Authorizing the Debtors to Assume and Assign the SPG Lease, Effective as of

October 1, 2022, and (II) Granting Related Relief [Docket No. 480] (the “SPG Lease Assumption Motion”). The hearing for the SPG Lease Assumption Motion is set for October 25, 2022 at 11:00 a.m. (prevailing Eastern Time), and the objection deadline is October 14, 2022 at 4:00 p.m. (prevailing Eastern Time).

6.	Claims Process and Bar Date

a.	Section 341(a) Meeting of Creditors

On August 2, 2022, the United States Trustee presided over the section 341(a) meeting of creditors in the Chapter 11 Cases.

b.	Schedules and Statements

On July 28, 2022, the Debtors filed with the Bankruptcy Court their Schedules [Docket Nos. 213-218]. On September 30, 2022, Legacy EJY Subsidiary LLC (f/k/a Enjoy Technology LLC) filed with the Bankruptcy Court an amendment to its Schedules reflecting certain Claims that could be asserted by Enjoy UK and Enjoy Canada against the Debtors [Docket No. 475].

c.	Bar Date

On July 29, 2022, the Debtors filed the Motion of Debtors for Entry of an Order (I) Establishing Deadlines for Filing Proofs of Claim and (II) Approving the Form and Manner of Notice Thereof [Docket No. 224], seeking entry of an Order establishing certain Bar Dates, including the General Bar Date, the Governmental Bar Date, and the Rejection Damages Bar Date. The Bankruptcy Court entered the Bar Date Order, which granted the relief requested in the motion, on August 11, 2022 [Docket No. 300].

7.	Postpetition Sale Process

On July 3, 2022, the Debtors filed the Sale Motion with the Bankruptcy Court. The Sale Motion sought, inter alia, (i) approval of the bid procedures in connection with the Sale and (ii) approval of the Stalking Horse Agreement. On July 25, 2022, the Debtors filed a declaration of Marc D. Puntus in support of the Sale Motion [Docket No. 192]. On July 26, 2022, the Bankruptcy Court held a hearing on the bid procedures portion of the relief requested in the Sale Motion, and that same day, entered the Bidding Procedures Order [Docket No. 199] approving such relief.

In an effort to achieve the highest or otherwise best bid for all or substantially all of their assets, the Debtors and their advisors continued to market the Debtors’ assets on a postpetition basis in accordance with the Bankruptcy Court-approved bidding procedures. Beginning in July 2022, the Debtors and their advisors reached out to thirty-two (32) prospective buyers, including parties that the Debtors had engaged with prepetition, parties that had reached out to the Debtors post-petition and certain parties identified by the Committee. Combined with the prospective buyers that were contacted prepetition, the Debtors and their advisors solicited the most likely purchasers of the Debtors’ assets. Although most parties declined to participate in the process, the Debtors did execute a non-disclosure agreement with one new prospective buyer. The

Debtors provided information regarding their business and operations to such party, including through a management presentation and data room access. Ultimately, the Debtors did not receive a bid from such party or any other party by the bid deadline on August 8, 2022.

Accordingly, the Debtors, in consultation with the Consultation Parties, filed the Notice of (I) Cancellation of Auction and (II) Designation of Successful Bidder [Docket No. 266], which stated that the Debtors, in consultation with the consultation parties, selected Asurion (or its designee as permitted under the Asset Purchase Agreement) as the successful bidder in accordance with the Bidding Procedures Order.

On August 12, 2022, the Bankruptcy Court held a hearing to consider the Sale, at which the Bankruptcy Court approved the Sale [Docket No. 325].

On August 31, 2022, the Sale was consummated and contemporaneously therewith, the Debtors repaid the DIP Facility in full with the proceeds from the Sale in accordance with the Final DIP Order and Sale Order.

8.	Strategic Review Committee Investigation

Beginning prior to the Petition Date and continuing during the course of the Debtors’ Chapter 11 Cases, the Investigation Subcommittee completed an investigation of the facts and circumstances of transactions, acts or omissions involving affiliates or insiders of the Debtors prior to May 20, 2022. In connection therewith, the Debtors produced to the Investigation Subcommittee over 166,000 emails and documents, and the Investigation Subcommittee completed interviews of 16 current and former employees, officers and directors. The Investigation Subcommittee supports confirmation of the Combined Disclosure Statement and Plan, including the scope of the exculpations, releases, and injunctions contained in Article XIV hereof.

9.	PMA Letter of Credit Increase

On August 1, 2022, the Debtors and PMA negotiated a renewal of the auto liability and worker’s compensation Insurance Policies issued by PMA. In connection with the renewal, the Debtors increased the PMA Letter of Credit to $2.64 million. In addition, PMA retains approximately $1.3 million of cash to secure certain obligations that may be incurred by the Debtors as well as approximately $70,000 held in a loss deposit fund.

10.	Non-Debtor Affiliates Liquidation Proceedings

On June 30, 2022, Enjoy UK filed a petition with the High Court of Justice, Business and Property Courts of England and Wales. Subsequently, on August 16, 2022, the high Court of Justice ordered for Enjoy UK to be wound up under the Insolvency Act 1986. See Order for Winding Up, CR-2022-001983.

On July 8, 2022, Enjoy Canada filed for bankruptcy in the District of Ontario, Division 09 – Toronto, Court No: 31-2845861, Estate No.: 31-2845861. Contemporaneously with the bankruptcy filing, a licensed insolvency trustee was appointed to wind down Enjoy Canada’s operations.

11.	KEIP/KERP Motion

On August 26, 2022, the Debtors filed the KEIP/KERP Motion, requesting the Bankruptcy Court to approve the Debtors’ KEIP and KERP and authorize the Debtors to remit the payments contemplated thereunder. On September 22, 2022, the Court entered the Order approving the KEIP and KERP [Docket No. 454].

12.	The Debtors’ Name Change

Section 8.15 of the Asset Purchase Agreement required the Debtors to, among other things, cease using their current names (and any other trade names of “d/b/a” names) within fifteen (15) days of the closing date of the Sale.

Accordingly, on August 30, 2022, the Debtors filed the necessary documentation in the applicable jurisdictions changing the corporate names of the Debtors to the following:

OLD NAME	NEW NAME
Enjoy Technology, Inc.	Legacy EJY, Inc.

Enjoy Technology Operating Corp.	Legacy EJY Operating Corp.

Enjoy Technology LLC	Legacy EJY Subsidiary LLC

On September 16, 2022, the Bankruptcy Court entered an Order [Docket No. 431] authorizing the Debtors to change the case caption to reflect, among other things, the corporate name changes.

13.	Gambhir Settlement

On September 1, 2022, the Debtors filed the Debtors’ Motion for an Order (I) Authorizing and Approving the Settlement Agreement By and Between Enjoy Technology, Inc. and Vineet Gambhir, and (II) Granting Related Relief [Docket No. 406] (the “Gambhir Settlement Motion”). The Settlement Agreement by and between EJY and Mr. Vineet Gambhir, EJY’s Chief People Officer, dated August 5, 2022, provided for, among other things, the following:

a.	Mr. Gambhir’s employment with EJY terminated effective as of August 18, 2022;

b.	Mr. Gambhir is entitled to all accrued salary and all accrued and unused PTO (if any) earned through August 18, 2022;

c.	Mr. Gambhir is entitled to an allowed administrative claim in the amount of $47,123.29 as pay-in-lieu of the required notice period under the WARN Act;

d.	Mr. Gambhir is entitled to severance benefits and an additional payment in respect of continuous healthcare coverage together in the amount of $428,595.64; and

e.	Mr. Gambhir agreed to completely release EJY from any and all claims, liabilities, demands, causes of action, and obligations.

On September 21, 2022, the Bankruptcy Court entered an Order [Docket No. 447] approving the Gambhir Settlement Motion.

14.	Removal Extension

On September 22, 2022, the Debtors filed the Motion of Debtors for Entry of Order Extending Period Within Which the Debtors May Remove Actions Pursuant to 28 U.S.C. § 1452 and Rule 9027 of the Federal Rules of Bankruptcy Procedure and Granting Related Relief [Docket No. 453]. On October 3, 2022, the Bankruptcy Court entered an Order [Docket No. 484] extending the time periods provided under Bankruptcy Rules 9027(a)(2) and 9027(a)(3) within which the Debtors may file notices of removal of any and all civil actions to and including January 26, 2023.

15.	Centerview Final Fee Application

On September 16, 2022, Centerview filed the Combined Monthly, Interim and Final Fee Application of Centerview Partners LLC for Payment of Compensation for Services Rendered and Reimbursement of Expenses Incurred as Investment Banker for the Debtors for the Period from June 30, 2022 Through August 31, 2022 [Docket No. 436] (the “Centerview Final Fee Application”). On October 12, 2022, the Bankruptcy Court entered an Order approving the Centerview Final Fee Application [Docket No. 498], which authorized the Debtors to pay Centerview $5,025,000 of fees and $329.44 of expenses on a final basis.

IV.    SUMMARY OF TREATMENT OF CLAIMS AND ESTIMATED RECOVERIES

A.	Summary of Treatment of Claims and Equity Interests and Estimated Recoveries

The following chart provides a summary of treatment of each Class of Claims and Equity Interests (other than Administrative Expense Claims, DIP Loan Agreement Claims, and Priority Tax Claims) and an estimate of the recoveries of each Class.8 The treatment provided in this chart is for informational purposes only and is qualified in its entirety by Article VII of the Combined Disclosure Statement and Plan.

Class	Treatment / Voting Status	Estimated Claims Pool/Projected Recovery
Class 1 – Secured Claims	Unimpaired / Deemed to Accept	Approx. $0 Recovery: 100%
Class 2 – Priority Non-Tax Claims	Unimpaired / Deemed to Accept	Approx. $0 Recovery: 100%
Class 3A – General Unsecured Claims	Impaired / Entitled to Vote	Approx. $27,250,000 - $31,75,000 Recovery: 38-60%
Class 3B – Unsecured Note Claim	Impaired / Entitled to Vote	Approx. $10,136,986.30 Recovery: 0-25%
Class 3C – Insured Claims	Impaired / Entitled to Vote	Approx. N/A Recovery: N/A
Class 4 – Intercompany Claims	Impaired / Deemed to Reject	Approx. $0 Recovery: 0%
Class 5 – EJY Equity Interests	Impaired / Deemed to Reject	Recovery: 0%
Class 6 – Intercompany Equity Interests	Unimpaired / Deemed to Accept	N/A

V.    TREATMENT OF UNCLASSIFIED CLAIMS

A.	Administrative Expense Bar Date

Requests for payment of Administrative Expense Claims (other than 503(b)(9) Claims, which are subject to the General Bar Date, Professional Claims and the Claims of Governmental Units arising under section 503(b)(1)(B), (C) or (D) of the Bankruptcy Code) must be filed no later than the Administrative Expense Bar Date. Unless otherwise Ordered by the Bankruptcy Court, Holders of Administrative Expense Claims (other than the Holders of 503(b)(9) Claims, Professional Claims and the Claims of Governmental Units arising under

[8]

These amounts represent estimated Allowed Claims, and do not represent amounts actually asserted by Creditors in proofs of claim or otherwise. The Debtors have not completed their analysis of Claims in the Chapter 11 Cases and objections to such Claims have not been fully litigated. Therefore, there can be no assurances of the exact amount of the Allowed Claims at this time. Rather, the actual amount of the Allowed Claims may be greater or lower than estimated.

section 503(b)(1)(B), (C) or (D) of the Bankruptcy Code) that do not file requests for the allowance and payment thereof on or before the Administrative Expense Bar Date shall forever be barred from asserting such Administrative Expense Claims against the Debtors or their Estates.

B.	Administrative Expense Claims

Except to the extent that any Entity entitled to payment of an Allowed Administrative Expense Claim agrees to a different treatment, each Holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of (i) the Effective Date or (ii) seven (7) Business Days after the entry of a Final Order Allowing such Administrative Expense Claim, or as soon thereafter as is practicable. Such payments to Holders of Allowed Administrative Expense Claims shall be paid by the Plan Administrator. Objections to Administrative Expense Claims must be filed and served on the Plan Administrator and the requesting party by the Administrative Expense Claim Objection Deadline. Nothing in this Combined Disclosure Statement and Plan shall extend or be deemed to extend the deadline of September 19, 2022 previously fixed by the Bar Date Order for filing 503(b)(9) Claims.

C.	DIP Loan Agreement Claims

The DIP Loan Agreement Claims have been paid in full in Cash and satisfied upon the closing of the Sale. The Holder of the DIP Loan Agreement Claims shall not receive any Distributions under the Combined Disclosure Statement and Plan.

D.	Priority Tax Claims

1.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of a Priority Tax Claim and the Debtors or the Plan Administrator, as applicable, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of the Debtors or the Plan Administrator, as applicable, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, or such other amount agreed to by the Plan Administrator and such Holder, on the Effective Date or within seven (7) Business Days after such Allowed Priority Tax Claim becomes an Allowed Claim, whichever is later, or as soon thereafter as is practicable or (ii) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business by the Plan Administrator as they become due.

2.	Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding anything to the contrary stated in the Disclosure Statement and Plan, any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the Holder for actual pecuniary loss shall be treated as a General Unsecured Claim, and the Holder (other than as the Holder of a General Unsecured Claim) may not assess or attempt to collect such penalty from the Debtors or their respective property.

E.	Professional Claims

1.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims may be made any time after Confirmation but shall be filed no later than thirty (30) days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and prior orders of the Bankruptcy Court, including the Interim Compensation Order, and once approved by the Bankruptcy Court, shall be promptly paid from the Professional Fee Reserve up to the full Allowed amount.

2.	Professional Fee Reserve

As soon as practicable after Confirmation and not later than the Effective Date, the Debtors shall establish and fund the Professional Fee Reserve with Cash from the Debtors’ Assets in an amount equal to the Professional Fee Escrow Amount. The Professional Fee Reserve shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates, provided that the Debtors’ Estates shall have a residual interest in any excess Cash in the Professional Fee Reserve after payment of Allowed Professional Claims. The amount of Allowed Professional Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Reserve as set forth herein. Once payments on account of such Allowed Professional Claims have been made in full, any such excess Cash remaining in the Professional Fee Reserve shall be considered Assets of the Post-Effective Date Debtors’ Estates for Distribution by the Plan Administrator in accordance with the terms of the Combined Disclosure Statement and Plan. For the avoidance of doubt, (i) to the extent that the Professional Fee Reserve is not sufficient to satisfy in full all Allowed Professional Claims, such Allowed Claims shall nevertheless be paid in full from available Cash by the Plan Administrator, and (ii) any reasonable fees and expenses incurred by Professionals in connection with preparing fee applications shall be paid from the Professional Fee Reserve.

3.	Allocation and Estimation of Professional Claims

Professionals providing services to the Debtors shall reasonably estimate their unpaid Professional Claims against the Debtors relating to the period prior to and through the Effective Date and shall deliver such estimate to the Debtors by two (2) Business Days prior to the Effective Date; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional.

4.	Timing for Filing Professional Claims

All requests for compensation or reimbursement of Professionals retained in these Chapter 11 Cases for services performed and expenses incurred prior to the Effective Date shall be filed and served on: (a) the Debtors’ counsel, (i) Richards, Layton & Finger, P.A., One Rodney Square, 920 N. King Street, Wilmington, DE 19801 (Attn: Daniel J. DeFranceschi (defranceschi@rlf.com), Paul N. Heath (heath@rlf.com), and Brendan J. Schlauch (schlauch@rlf.com)) and (ii) Cooley LLP, 1299 Pennsylvania Avenue, NW, Suite 700, Washington, DC 20004 (Attn: Cullen D. Speckhart (cspeckhart@cooley.com) and Weiru Fang (wfang@cooley.com)), and Cooley LLP, 55 Hudson Yards, New York, NY 10001 (Attn: Michael A. Klein (mklein@cooley.com), Evan M. Lazerowitz (elazerowitz@cooley.com), and Joseph W. Brown (jbrown@cooley.com)); (b) counsel to the Committee, Fox Rothschild LLP, 919 N. Market Street, Suite 300, Wilmington, DE 19899 (Attn: Howard A. Cohen (hcohen@foxrothschild.com) and Stephanie J. Slater (sslater@foxrothschild.com)) and Fox Rothschild LLP, 321 N. Clark Street, Suite 1600, Chicago IL (Attn: Jeffrey L Widman (jwidman@foxrothschild.com) and Gordon E. Gouveia (ggouveia@foxrothschild.com)); (c) the United States Trustee, J. Caleb Boggs Federal Building, 844 King Street, Suite 2207, Lockbox 35, Wilmington, DE 19801 (Attn: Richard Schepacarter (Richard.Schepacarter@usdoj.gov)) and (d) such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other Order of the Bankruptcy Court, by no later than thirty (30) days after the Effective Date, unless otherwise agreed by the Debtors or the Plan Administrator, as applicable. Objections to any Professionals Claim must be filed and served on the Plan Administrator and the requesting party no later than fifty (50) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court (the “Professional Claims Objection Deadline”).

5.	Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and, subject to the Plan Administrator Agreement, the Plan Administrator may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to, or action, Order, or approval of, the Bankruptcy Court.

F.	Payment of Statutory Fees

All Statutory Fees that become due and payable prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Plan Administrator shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Notwithstanding the limited substantive consolidation of the Debtors called for in the Combined Disclosure Statement and Plan, each and every one of the Debtors shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

G.	KEIP/KERP Effective Date Awards

All KEIP/KERP Effective Date Awards that become due and payable on the Effective Date shall be paid in accordance with any Order entered approving the KEIP/KERP Motion. The Plan Administrator shall pay any such KEIP/KERP Effective Date Awards from the Debtors’ Assets.

In addition, to the extent approved by an Order of the Bankruptcy Court, the Plan Administrator shall pay the Additional KEIP Award (as defined in the KEIP/KERP Motion) upon final distribution to Creditors or such time as the Plan Administrator determines is appropriate.

VI.    CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS; ESTIMATED RECOVERIES

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Equity Interests are classified for the purposes of voting and Distribution pursuant to this Combined Disclosure Statement and Plan, as set forth herein. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such other Class. Except as otherwise specifically provided for herein, the Confirmation Order or any other Order of the Bankruptcy Court, or required by applicable bankruptcy law, in no event shall the aggregate value of all property received or retained under the Combined Disclosure Statement and Plan on account of an Allowed Claim exceed 100% of the underlying Allowed Claim.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Combined Disclosure Statement and Plan by an Impaired Class of Claims. The Debtors may seek Confirmation of this Combined Disclosure Statement and Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

VII.    TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.	Treatment of Claims

1.	CLASS 1 – SECURED CLAIMS

a.	Classification

Class 1 consists of all Secured Claims against each Debtor.

b.	Impairment and Voting

Class 1 is unimpaired by the Combined Disclosure Statement and Plan. The Holders of Class 1 Claims are conclusively presumed to have accepted the Combined Disclosure Statement and Plan and, therefore, are not entitled to vote to accept or reject the Combined Disclosure Statement and Plan.

c.	Treatment

Except to the extent that a Holder of an Allowed Secured Claim and the applicable Debtor prior to the Effective Date, or after the Effective Date, such Holder and the Plan Administrator agree to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Secured Claim, each such Holder shall receive at the applicable Debtor’s, or the Plan Administrator’s, discretion:

(i) payment in full in Cash of the unpaid portion of such Holder’s Allowed Secured Claim on the Effective Date or as soon thereafter as reasonably practicable (or if payment is not then due, payment shall be made in accordance with its terms in the ordinary course);

(ii) the applicable Debtor’s interest in the collateral securing such Holder’s Allowed Secured Claim; or

(iii) such other treatment rendering such Holder’s Allowed Secured Claim Unimpaired in accordance with section 1124(1) or (2) of the Bankruptcy Code.

2.	CLASS 2 – PRIORITY NON-TAX CLAIMS

a.	Classification

Class 2 consists of Priority Non-Tax Claims.

b.	Impairment and Voting

Class 2 is unimpaired by the Combined Disclosure Statement and Plan. Holders of Allowed Priority Non-Tax Claims are conclusively presumed to have accepted the Combined Disclosure Statement and Plan and, therefore, are not entitled to vote to accept or reject the Combined Disclosure Statement and Plan.

c.	Treatment

Except to the extent that a Holder of a Priority Non-Tax Claim agrees to a less favorable or different treatment, on, or as soon as reasonably practicable after, the later of the Effective Date or the date such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, each Holder of an Allowed Priority Non-Tax Claim shall receive Cash in an amount equal to such Allowed Priority Non-Tax Claim.

3.	CLASS 3A – GENERAL UNSECURED CLAIMS

a.	Classification

Class 3A consists of General Unsecured Claims.

b.	Impairment and Voting

Class 3A is impaired by the Combined Disclosure Statement and Plan. Holders of General Unsecured Claims are entitled to vote to accept or reject the Combined Disclosure Statement and Plan.

c.	Treatment

Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable or different treatment, on, or as soon as reasonably practicable after, the later of the Effective Date or the date such General Unsecured Claim becomes an Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such General Unsecured Claim, (x)(i) its Pro Rata share (considering only Class 3A General Unsecured Claims) of the GUC 3A Priority Amount and (ii) its Pro Rata share (considering both Class 3A General Unsecured Claims as reduced by distribution of the GUC 3A Priority Amount and Class 3B Unsecured Note Claim) of the Remaining Distributable Assets or (y) such other treatment as may be agreed upon by such Holder and the Debtors or the Plan Administrator, as applicable.

4.	CLASS 3B – UNSECURED NOTE CLAIM

a.	Classification

Class 3B consists of Unsecured Note Claim.

b.	Impairment and Voting

Class 3B is impaired by the Combined Disclosure Statement and Plan. The Holder of the Unsecured Note Claim is entitled to vote to accept or reject the Combined Disclosure Statement and Plan.

c.	Treatment

The Holder of the Unsecured Note Claim shall have an Allowed Claim in the amount of $10,136,986.30 on account of principal and interest accrued prior to the Petition Date; provided that the amount of the Allowed Claim shall be increased to account for interest accruing after the Petition Date only in the event that the Remaining Distributable Assets are sufficient to not impair Class 3A General Unsecured Claims and the Class 3B Unsecured Note Claim within the meaning of section 1124 of the Bankruptcy Code. Except to the extent that a Holder of an Unsecured Note Claim agrees to a less favorable or different treatment, as soon as reasonably practicable after the Effective Date, the Holder of an Allowed Unsecured Note Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Unsecured Note Claim, its Pro Rata share (considering both Class 3A General Unsecured Claims as reduced by distribution of the GUC 3A Priority Amount and the Class 3B Unsecured Note Claim) of the Remaining Distributable Assets, or such other treatment as may be agreed upon by such Holder, on the one hand, and the Debtors or the Plan Administrator, as applicable, on the other hand. For the avoidance of doubt, the Holder of the Unsecured Note Claim shall not share in the GUC 3A Priority Amount.

5.	CLASS 3C – INSURED CLAIMS

a.	Classification

Class 3C consists of Insured Claims.

b.	Impairment and Voting

Class 3C is impaired by the Combined Disclosure Statement and Plan. Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Combined Disclosure Statement and Plan.

c.	Treatment

Except to the extent that a Holder of an Insured Claim agrees to different treatment or unless otherwise provided by an Order of the Bankruptcy Court directing such Holder’s participation in any alternative dispute resolution process, on the Effective Date, or as soon thereafter as is reasonably practicable, each Holder of an Insured Claim will have received or shall receive on account of its Insured Claim:

(i)

relief from the automatic stay under section 362 of the Bankruptcy Code and the injunctions provided under this Combined Disclosure Statement and Plan for the sole and limited purpose of permitting such Holder to seek recovery, if any, as determined and Allowed by an (a) order or judgment by a court of competent jurisdiction or (b) under a settlement or compromise of such Holder’s Insured Claim from the applicable and available Insurance Policies maintained by or for the benefit of any of the Debtors; and

(ii)	with respect to any Allowed Insured Claim:

a.

to the extent such Allowed Insured Claim is payable from an Insurance Policy where the applicable Insurer is responsible for administering and paying the self-insured retention or deductible under the applicable Insurance Policy from collateral held by such Insurer, the Holder of such an Allowed Insured Claim shall receive (I) an amount equal to the Pro Rata recovery available to Holders of Allowed General Unsecured Claims for the self-insured retention or deductible portion of such Allowed Insured Claim, which amount shall be paid by the Insurer from such collateral plus (II) recovery of available insurance proceeds, if any, under the applicable Insurance Policy for any portion of the Allowed Insured Claim that exceeds the self-insured retention or deductible under the applicable Insurance Policy; or

b.	for all other Allowed Insurance Claims, the Holder of such an Allowed Insurance Claim shall receive (I) a General Unsecured Claim for the portion of such Allowed Insured Claim that is within the self-insured retention or deductible under the applicable Insurance Policy plus (II) recovery of available insurance proceeds, if any, under the applicable Insurance Policy for any portion of the Allowed Insured Claim that exceeds the self-insured retention or deductible under the applicable Insurance Policy.

For the avoidance of doubt, (i) any settlement of an Insured Claim within a self-insured retention or deductible must be approved by the Plan Administrator and (ii) a Holder of an Allowed Insured Claim shall not be entitled to any recovery from the Debtors or their Estates for amounts in excess of available insurance proceeds, if any.

6.	CLASS 4 – INTERCOMPANY CLAIMS

a.	Classification

Class 4 consists of Intercompany Claims.

b.	Impairment and Voting

Class 4 is impaired by the Combined Disclosure Statement and Plan. Holders of Allowed Intercompany Claims are deemed not to have accepted this Combined Disclosure Statement and Plan and, therefore, are not entitled to vote to accept or reject this Combined Disclosure Statement and Plan.

c.	Treatment

On the Effective Date, all Intercompany Claims will be discharged or eliminated. For the avoidance of doubt, the treatment provided for in this paragraph shall extend to all Intercompany Claims as between the Debtors only.

7.	CLASS 5 – EJY EQUITY INTERESTS

a.	Classification

Class 5 consists of the EJY Equity Interests.

b.	Impairment and Voting

Class 5 is Impaired by the Combined Disclosure Statement and Plan. Holders of Class 5 EJY Equity Interests are deemed not to have accepted the Combined Disclosure Statement and Plan and, therefore, are not entitled to vote to accept or reject the Combined Disclosure Statement and Plan.

c.	Treatment

On the Effective Date, Holders of EJY Equity Interests in the Debtors will receive no distribution under the Combined Disclosure Statement and Plan, and all EJY Equity Interests

will be cancelled; provided, however, that, upon the Effective Date, the Plan Administrator shall be deemed to hold one common share in Post-Effective Date Debtor EJY solely for the benefit of Holders of Allowed Claims; provided, further, that the Plan Administrator shall not be entitled to receive any Distribution on account of such EJY Equity Interest.

8.	CLASS 6 – INTERCOMPANY EQUITY INTERESTS

a.	Classification

Class 6 consists of the Intercompany Equity Interests.

b.	Impairment and Voting

Class 6 is Unimpaired by the Combined Disclosure Statement and Plan. Holders of Class 6 Intercompany Equity Interests are deemed not to have accepted the Combined Disclosure Statement and Plan and, therefore, are not entitled to vote to accept or reject the Combined Disclosure Statement and Plan.

c.	Treatment

On the Effective Date, all Intercompany Equity Interests shall be Reinstated so as to maintain the organizational structure of the Debtors as such structure exists on the Effective Date, unless the Plan Administrator requires otherwise.

B.	Special Provision Regarding Class 3C (Insured Claims) and Indemnification Claims

If there is an Insurance Policy purchased by or otherwise applicable to the Debtors (including the D&O Runoff Policy), any Person or Entity with rights against or under the applicable Insurance Policy, including the Post-Effective Date Debtors and Holders of Class 3C (Insured Claims), may pursue such rights in accordance with the terms of the Combined Disclosure Statement and Plan.

Nothing in this Combined Disclosure Statement and Plan shall constitute a waiver of any Causes of Action the Debtors may hold against any Person, including the Debtors’ Insurer, except as expressly provided for in Articles XIV.B and XIV.C; and nothing in this Combined Disclosure Statement and Plan is intended to or shall be deemed to preclude any Holder of an Insured Claim from seeking or obtaining a distribution or other recovery from any Insurer of the Debtors in addition to (but not in duplication of) any Distribution such Holder may receive under the Combined Disclosure Statement and Plan; provided, however, that the Debtors do not waive and expressly reserve their rights to assert that any insurance coverage is property of the Debtors’ estates to which they are entitled.

Nothing in the Combined Disclosure Statement and Plan, the Plan Supplement, the Confirmation Order, or any other order of the Bankruptcy Court shall (i) expand the scope of, or alter, modify, or otherwise amend in any other way, the rights and obligations of the Debtors’ Insurers under the Insurance Policies or the terms and conditions of (or the coverage provided by) any of the Insurance Policies including the D&O Runoff Policy, and the Debtors’ Insurers, the Post-Effective Date Debtors, the Plan Administrator, and the insureds shall retain any and all rights and defenses under the Insurance Policies, including the right to contest or litigate with any Person the existence, primacy, or scope of available coverage under any alleged applicable Insurance Policy, or (ii) alter or modify the duty, if any, that the Insurers or third party administrators have to pay claims covered by such Insurance Policies and their right to seek payment or reimbursement from the Debtors or the Plan Administrator or draw on any collateral or security therefor. The Combined Disclosure Statement and Plan shall not operate as a waiver of any other Claims the Debtors’ Insurers have asserted or may assert in any proof of claim or of any objections or defenses to any such Claims.

No Distributions shall be made on account of any Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy.

Except as set forth in this paragraph, nothing herein relieves any Person or Entity from being required to file a Claim by the applicable Bar Date to have a Claim against the Debtors. Notwithstanding anything herein to the contrary, to the fullest extent permitted by applicable law, any indemnification, contribution, or reimbursement obligations of the Debtors in place as of the Effective Date for the benefit of current and former officers or directors of any of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents and agreements, including with respect to all present and future actions, suits, and proceedings against the Debtors or such officers or directors based upon any act or omission for or on behalf of the Debtors (collectively, the “Continuing Obligations”) shall not be discharged, impaired, or otherwise affected by this Combined Disclosure Statement and Plan; provided that the Debtors, the Post-Effective Date Debtors, and the Plan Administrator, as applicable, shall not indemnify officers, directors, agents, or employees of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that for which indemnification is barred under applicable law or that is excluded under the terms of the foregoing organizational documents or applicable agreements governing the Debtors’ Continuing Obligations. The Continuing Obligations of the Debtors as of the Effective Date shall be assumed by the Debtors and assigned to the Post-Effective Date Debtors under this Combined Disclosure Statement and Plan; provided that, notwithstanding anything herein to the contrary, the Post-Effective Date Debtors’ Continuing Obligations shall be limited to the extent of insurance coverage available to such officers and directors.

Each Insurance Policy, including the D&O Runoff Policy, to which the Debtors are a party as of the Effective Date, shall be deemed Executory Contracts and shall be assumed by the Post-Effective Date Debtors on behalf of the applicable Debtor effective as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code and coverage for defense and indemnity under the D&O Runoff Policy shall remain available to all individuals within the definition of “Insured” in the D&O Runoff Policy. In addition, after the Effective Date, all officers, directors, employees, or managers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of the D&O Runoff Policy in effect or purchased as of the Petition Date for the full term of such policy regardless of whether such officers, directors, employees, and/or managers remain in such positions after the Effective Date, in each case, to the extent set forth in the D&O Runoff Policy.

C.	Modification of Treatment of Claims and Equity Interests

The Debtors and the Plan Administrator, as applicable, reserve the right to modify the treatment of any Allowed Claim in any manner adverse only to the Holder of such Claim at any time after the Effective Date upon the consent of the Holder of the Claim whose Allowed Claim, as the case may be, is being adversely affected.

D.	Reservation of Rights Regarding Claims

Except as otherwise provided in this Combined Disclosure Statement and Plan or in other Orders of the Bankruptcy Court, nothing shall affect the rights or defenses of the Debtors or the Plan Administrator, as applicable, whether legal or equitable, with respect to any Claim, including all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

E.	Cramdown and No Unfair Discrimination

In the event that any impaired Class of Claims or Equity Interests rejects the Combined Disclosure Statement and Plan or is deemed not to have accepted the Combined Disclosure Statement and Plan, the Debtors hereby request, without any delay in the occurrence of the Confirmation Hearing or Effective Date, that the Bankruptcy Court confirm the Combined Disclosure Statement and Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Combined Disclosure Statement and Plan shall constitute a motion for such relief.

Confirming the Combined Disclosure Statement and Plan under such a circumstance is what is known as a “cramdown”. Among other things, a “cramdown” is appropriate where the Bankruptcy Court finds that it does not unfairly discriminate against the objecting classes and is fair and equitable with respect to those objecting classes. A plan unfairly discriminates against a class if another class of equal rank in priority will receive greater value under the plan than the nonaccepting class without reasonable justification. A plan is fair and equitable if no claim or interest junior to the objecting class shall receive or retain any claim or interest under the plan.

VIII.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts (including any unexpired leases) that are (i) not assumed or rejected before the Effective Date (including, for the avoidance of doubt, Insurance Policies assumed pursuant to Article III.B hereof) or (ii) not subject to a pending motion to assume or reject as of the Effective Date will be deemed rejected. The Confirmation Order shall constitute an order approving such rejection as of the Effective Date.

B.	Deadline for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Combined Disclosure Statement and Plan

If the rejection by the Debtors of an Executory Contract (including any unexpired lease) pursuant to the Combined Disclosure Statement and Plan gives rise to a Claim, a proof of claim must be filed with the Claims and Noticing Agent at Legacy EJY, Inc., et al. Claims Processing c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602, by no later than thirty (30) days after service of the notice of the Effective Date. Any proofs of Claim not filed and served within such time period will be forever barred from assertion against the Debtors and their Estates. Unless otherwise Ordered by the Bankruptcy Court, all Claims arising from the rejection of Executory Contracts and unexpired leases shall be treated as Class 3A (General Unsecured Claims) under the Combined Disclosure Statement and Plan. For the avoidance of doubt, any Claims arising from the rejection of an Executory Contract (including any unexpired lease) pursuant to a separate motion are subject to the General Bar Date or relevant Rejection Damages Bar Date, as applicable.

IX.    IMPLEMENTATION AND EFFECT OF CONFIRMATION OF COMBINED DISCLOSURE STATEMENT AND PLAN

A.	Means for Implementation of the Combined Disclosure Statement and Plan

In addition to the provisions set forth elsewhere in the Combined Disclosure Statement and Plan, the following shall constitute the means for implementation of the Combined Disclosure Statement and Plan:

1.    Limited Substantive Consolidation. The Combined Disclosure Statement and Plan provides for the limited substantive consolidation of the Debtors’ Estates, but solely for the purposes of this Combined Disclosure Statement and Plan, including voting on this Combined Disclosure Statement and Plan by the Holders of Claims and making any Distributions to Holders of Claims. Specifically, on the Effective Date, (i) all assets and liabilities of the Debtors will, solely for voting and Distribution purposes, be treated as if they were merged, (ii) each Claim against the Debtors will be deemed a single Claim against and a single obligation of the Debtors, (iii) any Claims filed or to be filed in the Chapter 11 Cases will be deemed single Claims against all of the Debtors, (iv) all guarantees of any Debtor of the payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (v) all transfers, disbursements and Distributions on account of Claims made by or on behalf of any of the Debtors’ Estates hereunder will be deemed to be made by or on behalf of all of the Debtors’ Estates, and (vi) any obligation of the Debtors as to Claims will be deemed to be one obligation of all of the Debtors. Holders of Allowed Claims entitled to Distributions under this Combined Disclosure Statement and Plan shall be entitled to their share of assets available for Distribution to such Claim without regard to which Debtor was originally liable for such Claim. Except as set forth herein, such limited substantive consolidation shall not (other than for purposes related to this Combined Disclosure Statement and Plan) affect the legal and corporate structures of the Debtors.

Substantive consolidation is an equitable remedy that a bankruptcy court may apply in the cases of affiliated debtors, among other instances. When debtors are substantively consolidated, the assets and liabilities of such debtors are pooled and essentially treated as the assets and liabilities of a single debtor. The United States Court of Appeals for the Third Circuit (the “Third Circuit Court of Appeals”), the circuit in which the Chapter 11 Cases are pending, articulated a test in In re Owens Corning, 419 F.3d 195 (3d Cir. 2005), for determining whether substantive consolidation is warranted. In setting forth the test, the Third Circuit Court of Appeals looked to five principles behind substantive consolidation: (i) limiting the cross-creep of liability by respecting entity separateness is a fundamental ground rule; (ii) the harms substantive consolidation addresses are nearly always those caused by debtors; (iii) mere benefit of administration of the case is hardly a harm calling for substantive consolidation into play; (iv) substantive consolidation should be a rare remedy and one of last resort after considering and rejecting other remedies; and (v) while substantive consolidation may be used defensively to remedy the identifiable harms caused by entangled affairs, it may not be used offensively. Id. at 211. Based on these principles, the Third Circuit Court of Appeals held that, in the Third Circuit, the party calling for substantive consolidation must prove: (i) that prepetition, the entities to be consolidated disregarded separateness so significantly that their creditors relied on the breakdown of entity borders and treated them as one legal entity or (ii) that postpetition, their assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors. Id. Substantive consolidation is appropriate if either factor is justified. Id.

The Debtors believe that the limited substantive consolidation provided for under the Combined Plan and Disclosure Statement is appropriate under the standards set forth by the Third Circuit Court of Appeals in the Owens Corning case for several reasons. First, the Debtors believe that, prepetition, many of their Creditors effectively treated the Debtors as a single entity. Second, the Debtors believe that while they did observe appropriate corporate formalities and separateness during the prepetition period, as a practical matter the Debtors’ business was operated as an integrated enterprise. Third, given the nominal amount of assets held by certain of the Debtors, and the expense of generating separate chapter 11 plans for each of the Debtors, the Debtors believe that the overall effect of substantive consolidation will be beneficial to Creditors and will allow for greater efficiencies and simplification in administering the Combined Plan and Disclosure Statement. Accordingly, the Debtors believe that the Combined Plan and Disclosure Statement’s substantive consolidation structure is beneficial to Creditors.

The entry of the Confirmation Order shall constitute approval by the Bankruptcy Court of the limited substantive consolidation of the Debtors and their respective Estates solely for the purposes of this Combined Disclosure Statement and Plan, including voting on this Combined Disclosure Statement and Plan by the Holders of Claims and making any Distributions to Holders of Claims.

2.    Comprehensive Settlement of Claims and Controversies. Pursuant to § 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, this Combined Disclosure Statement and Plan incorporates an integrated compromise and settlement designed to achieve a beneficial and efficient resolution of the Chapter 11 Cases for all parties in interest. Accordingly, in consideration of the Distributions, the treatment of certain Classes of Claims, and other benefits provided under this Plan, the provisions of this Plan, including the releases set forth in Article XIV hereof, shall constitute a good-faith compromise and settlement of all Claims, disputes and controversies relating to the rights that a Holder of a Claim may have against the Debtors, that the Debtors may have against a Person or Entity released under the Combined Disclosure Statement and Plan, or with respect to any Distribution to be made pursuant to this Plan on account of any such Claims.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such Claims, disputes, or controversies provided for herein, and the Bankruptcy Court’s determination that such compromises and settlements are in the best interests of the Debtors, their Estates, creditors and all other parties in interest, and are fair, equitable and within the range of reasonableness. If the Effective Date does not occur, the settlements set forth herein shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

3.    Funding of Liabilities and Distributions. Allowed Claims and any amounts necessary to wind down the Debtors’ Estates shall be paid from the Debtors’ Assets, subject to the limitations and qualifications described herein.

4.    Preservation of Causes of Action. Any and all Causes of Action that are not expressly released or waived under this Combined Plan and Disclosure Statement are reserved and preserved and vest in the Post-Effective Date Debtors on the Effective Date. No Person may rely on the absence of a specific reference in this Combined Plan and Disclosure Statement or the Plan Supplements to any Cause of Action against it as any indication that the Post-Effective Date Debtors (through the Plan Administrator) will not pursue any and all available Causes of Action against such Person. The Debtors and the Plan Administrator expressly reserve all Causes of Action, except for Causes of Actions against any Person that are expressly released or waived or limited under this Combined Plan and Disclosure Statement and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of confirmation or consummation of this Combined Plan and Disclosure Statement.

5.    Corporate Action; Effectuating Documents; Further Transactions. On the Effective Date, all matters and actions provided for under the Combined Disclosure Statement and Plan that would otherwise require approval of the directors and officers, or members or managers of the Debtors shall be deemed to have been authorized and effective in all respects as provided herein and shall be taken without any requirement for further action by the directors and officers, members and managers of the Debtors. The Debtors or the Plan Administrator, as applicable, are authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Combined Disclosure Statement and Plan.

6.    Direction to Parties. From and after the Effective Date, the Plan Administrator may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver or to join in the execution of delivery of any instruments required to effect a transfer of property contemplated by or necessary to effectuate this Combined Disclosure Statement and Plan, and to perform any other act that is necessary for the consummation of this Combined Disclosure Statement and Plan, pursuant to section 1142(b) of the Bankruptcy Code.

7.    Title to Accounts. Title to all of the Debtors’ bank, brokerage and other accounts shall vest in the Post-Effective Date Debtors, effective as of the Effective Date, without any further order of the Bankruptcy Court or further action on the party of any Person or Entity. On and after the Effective Date, all such accounts shall be deemed to be accounts in the name of the Post-Effective Date Debtors without any further action by any Person or Entity or any further order of the Bankruptcy Court.

8.    Corporate Documents and Corporate Authority. On the Effective Date, the certificates of incorporation, bylaws, and articles of organization, as applicable, of the Debtors shall be deemed amended to the extent necessary to carry out the provisions of the Combined Disclosure Statement and Plan. The entry of the Confirmation Order shall constitute authorization for the Debtors or the Plan Administrator, as applicable, to take or cause to be taken all actions necessary or appropriate to implement all provisions of, and to consummate, the Combined Disclosure Statement and Plan prior to, on, and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act, or action under any applicable law, order, rule, or regulation. Effective as of the Effective Date, all directors, managers, members, and officers of the Debtors shall be discharged, and all such appointments rescinded for all purposes, without any necessity of taking any further action in connection therewith.

9.    Exemption from Certain Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales tax, use tax, privilege tax, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate federal, state or local government officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the assuming and assigning any contract, lease or sublease; (3) any transaction authorize by this Combined Disclosure Statement and Plan; (4) any sale of an Asset by the Plan Administrator in furtherance of the Combined Disclosure Statement and Plan, including but not limited to any sale of personal or real property and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with this Combined Disclosure Statement and Plan.

X.    PROVISIONS REGARDING THE PLAN ADMINISTRATOR

A.	Appointment of the Plan Administrator

On the Effective Date, the Plan Administrator, who shall be selected by the Debtors, with the consent of the Committee, shall be appointed and thereafter serve in accordance with this Combined Disclosure Statement and Plan. The Plan Administrator shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. As part of the Plan Supplement, the Debtors will identify the Plan Administrator and the terms of the Plan Administrator’s compensation.

B.	Rights and Powers of the Plan Administrator

The Plan Administrator shall, in addition to any powers and authority specifically set forth in other provisions of the Combined Disclosure Statement and Plan, be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Combined Disclosure Statement and Plan, (ii) establish, as necessary, disbursement accounts for the deposit and distribution of all amounts distributed under the Combined Disclosure Statement and Plan, (iii) make Distributions in accordance with the Combined Disclosure Statement and Plan, (iv) object to Claims, as appropriate, (v) employ and compensate professionals to represent it with respect to its responsibilities, (vi) assert any of the Debtors’ claims, Causes of Action, rights of setoff, or other legal or equitable defenses, and (vii) exercise such other powers as may be vested in the Plan Administrator by order of the Bankruptcy Court, pursuant to the Combined Disclosure Statement and Plan, or as deemed by the Plan Administrator to be necessary and proper to implement the provisions hereof.

The Plan Administrator may take any and all actions which it deems reasonably necessary or appropriate to defend against any Claim, including, without limitation, the right to: (a) exercise any and all judgment and discretion with respect to the manner in which to defend against or settle any Claim, including, without limitation, the retention of professionals, experts and consultants; and (b) enter into a settlement agreement or agreements without Bankruptcy Court approval. Upon the later of the Effective Date and the appointment of the Plan Administrator, the Debtors will have no other officers, directors or managers.

C.	Post Effective Date Expenses of the Plan Administrator

The Plan Administrator shall receive reasonable compensation for services rendered pursuant to the Combined Disclosure Statement and Plan without further Bankruptcy Court order. In addition, the amount of reasonable fees, costs, and expenses of the Plan Administrator on or after the Effective Date (including, without limitation, reasonable attorney and professional fees and expenses) may be paid without further Bankruptcy Court order. The Plan Administrator shall be paid from any reserves set aside for such fees, costs, and expenses of the Plan Administrator, as further set forth in the Plan Administrator Agreement. Any amounts remaining in the reserves shall be distributed in accordance with the provisions of the Combined Disclosure Statement and Plan.

D.	Plan Administrator Agreement

A form of the Plan Administrator Agreement shall be filed as part of the Plan Supplement.

E.	Liquidating Debtors

The Debtors, with the consent of the Committee (not to be unreasonably withheld), reserve the right to modify the Combined Disclosure Statement and Plan, either before or after the Confirmation Date, to make nonmaterial mechanical changes to provide for the establishment of a liquidating trust and such liquidating trust would hold and wind down the Post-Effective Date Debtors, should the Debtors determine, in their discretion, that a liquidating trust would more efficiently wind down the Estates; provided that: (i) for the purposes of the foregoing, the Committee may reasonably withhold consent in the event that the establishment of a liquidating trust or the appointment of a liquidating trustee in place of the Plan Administrator could result in any adverse tax or other adverse impact to the Post-Effective Date Debtors; and (ii) that any such modifications shall not affect the Committee’s or the Plan Administrator’s rights under the Combined Disclosure Statement and Plan. The Plan Administrator shall also have the right to establish a liquidating trust after the Effective Date with Court approval.

XI.    PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE COMBINED DISCLOSURE STATEMENT AND PLAN

A.	Method of Payment

Unless otherwise expressly agreed, in writing, all Cash payments to be made pursuant to the Combined Disclosure Statement and Plan shall be made by check drawn on a domestic bank or by an electronic wire transfer.

B.	Objections to and Resolution of Claims

The Plan Administrator shall have the right to file objections and/or motions to estimate any and all Claims after the Effective Date. The Plan Administrator shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. The Plan Administrator shall further have the authority to resolve and settle any and all Claims without approval of the Bankruptcy Court.

The Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to such Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under this Combined Disclosure Statement and Plan (including for purposes of Distributions), and the Plan Administrator may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim.

C.	Claims Objection Deadline

Except as otherwise set forth in Articles V.B and V.E above with respect to Administrative Expense Claims and Professionals Claims, the Plan Administrator, and any other party in interest to the extent permitted pursuant to section 502(a) of the Bankruptcy Code, shall file and serve any objection to any Claims no later than the Claims Objection Deadline; provided, however, the Claims Objection Deadline may be extended by the Bankruptcy Court from time to time upon motion and notice by the Plan Administrator.

Except as provided herein or otherwise agreed, any and all Holders of proofs of claim Filed after the applicable Bar Date shall not be treated as creditors for purposes of Distribution pursuant to Bankruptcy Rule 3003(c)(2) and the Bar Date Order unless on or before the Confirmation Date such late Claim has been deemed timely Filed by a Final Order. After the Confirmation Date, a proof of claim may not be Filed or amended without the authorization of the Bankruptcy Court.

D.	No Distribution Pending Allowance

Notwithstanding any other provision of the Combined Disclosure Statement and Plan, no payment or Distribution of Cash or other property shall be made with respect to any portion of a Disputed Claim unless and until all objections to such Claim are resolved by Final Order or as otherwise permitted by this Combined Disclosure Statement and Plan.

E.	Claims Reserve

On any date that Distributions are to be made under the terms of the Combined Disclosure Statement and Plan, the Plan Administrator shall reserve, in its discretion, (i) Cash or property equal to 100% of the Cash or property that would be distributed on such date on account of Disputed Claims as if each such Disputed Claim were an Allowed Claim but for the pendency of a dispute with respect thereto, or (ii) such other amount that the Plan Administrator estimates on account of the Disputed Claim. Such Cash or property, as the case may be, shall be held in trust for the benefit of the Holders of all such Disputed Claims pending determination of their entitlement thereto.

F.	Timing of Distributions

Unless otherwise provided herein, on each Distribution Date, each Holder of an Allowed Claim shall receive such Distributions that this Combined Disclosure Statement and Plan provide for Allowed Claims in accordance with Article XI.G hereof. In the event that any payment or act under this Combined Disclosure Statement and Plan is required to be made or performed on a date that it not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. The Plan Administrator shall have no obligation to recognize any transfer of Claims or Equity Interests occurring on or after the Confirmation Date.

G.	Delivery of Distributions

Except as provided herein, Distributions to Holders of Allowed Claims shall be made: (1) at the addresses set forth on the respective proofs of Claim Filed by such Holders; (2) at the addresses set forth in any written notices of address changes delivered to the Plan Administrator after the date of any related Proof of Claim; or (3) at the address reflected in the Schedules if no Proof of Claim is filed and the Plan Administrator has not received a written notice of a change of address.

If the Distribution to the Holder of any Claim is returned to the Plan Administrator as undeliverable, no further distribution shall be made to such Holder unless and until the Plan Administrator is notified in writing of such Holder’s then current address. Undeliverable Distributions shall remain in the possession of the Plan Administrator until the earlier of (i) such time as a Distribution becomes deliverable or (ii) such undeliverable Distribution becomes an Unclaimed Distribution.

The Plan Administrator shall make reasonable efforts to update or correct contact information for recipients of undeliverable Distributions; provided, however, nothing contained in the Combined Disclosure Statement and Plan shall require the Plan Administrator to locate any Holder of an Allowed Claim.

H.	Unclaimed Distributions

Any Cash or other property to be distributed under the Combined Disclosure Statement and Plan shall revert to the Plan Administrator or the Debtors, as applicable, if it is not claimed by the Entity on or before the Unclaimed Distribution Deadline. If such Cash or other property is not claimed on or before the Unclaimed Distribution Deadline, the Distribution made to such Entity shall be deemed to be reduced to zero and such Distributions shall be immediately deemed unclaimed property under section 347(b) of the Bankruptcy Code. After such date, all unclaimed property or interests in property shall revert to the estate automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be forever barred. For the avoidance of doubt, in the event of multiple Distributions, an Entity may be entitled to subsequent Distributions if it claims the distributed Cash or other property by the subsequent Unclaimed Distribution Deadline, even if fails to claim certain Cash or other property distributed to it on or before the prior Unclaimed Distribution Deadline.

I.	De Minimis Distributions

If the amount of Cash to be distributed on the initial Distribution Date to the Holder of an Allowed Claim in an impaired Class is less than $50.00, the Plan Administrator may hold such Cash until the aggregate amount of Cash to be distributed to the Holder is in an amount equal to or greater than $50.00. Notwithstanding the preceding sentence, if the aggregate amount of Cash to be distributed to the Holder never equals or exceeds $50.00, then the Plan Administrator shall not distribute Cash to such Holder. Any such Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $50.00 in the aggregate will be forever barred from asserting its Claim for such distribution against the Plan Administrator or its property. Any Cash not distributed pursuant to this Article X of the Combined Disclosure Statement and Plan will be the property of the Estates.

J.	Setoff

The Debtors or the Plan Administrator, as the case may be, retain the right, subject to any applicable notice provisions under applicable law, to reduce any Claim by way of setoff in accordance with their books and records.

K.	Postpetition Interest

No prepetition Claim shall be Allowed to the extent it is for postpetition interest or other similar charges, except to the extent permitted for Holders of Secured Claims under section 506(b) of the Bankruptcy Code or as required by sections 726(a)(5) and 1129(a)(7) of the Bankruptcy Code for Holders of a General Unsecured Claim (Class 3A) and the Holder of the Unsecured Note Claim (Class 3B) in the event that the Remaining Distributable Assets are sufficient to not impair Class 3A General Unsecured Claims and the Class 3B Unsecured Note Claim within the meaning of section 1124 of the Bankruptcy Code, in which case the applicable legal rate of postpetition interest shall be the Federal post-judgment rate of interest under 28 U.S.C. § 1961 or otherwise provided for herein.

L.	Allocation of Distributions Between Principal and Interest

For Distributions in respect of Allowed General Unsecured Claims and the Allowed Unsecured Note Claim, to the extent that any such Allowed Claim entitled to a Distribution under the Combined Disclosure Statement and Plan is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

M.	No Creditor to Receive More than Payment in Full

Notwithstanding any other provision hereof, no creditor shall receive more than full payment of its applicable Allowed Claim including any interest, costs or fees that may be payable with respect thereto under or pursuant to the Combined Disclosure Statement and Plan.

N.	Compliance with Tax Requirements

In connection with the Combined Disclosure Statement and Plan and all Distributions hereunder, to the extent applicable, the Plan Administrator is authorized to take any and all actions that may be necessary or appropriate to comply with all Tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Distributions pursuant to the Combined Disclosure Statement and Plan shall be subject to any such withholding and reporting requirements, as more fully set forth in Article XVIII.J herein.

O.	Remaining Available Cash

If in connection with closing the Chapter 11 Cases, the Cash remaining is less than $25,000, the Plan Administrator in its sole discretion may donate such amount to a 501(c)(3) charity of its choice.

XII.    CONFIRMATION AND VOTING PROCEDURES

A.	Confirmation Procedure

1.	Confirmation Hearing

On [●], 2022, the Bankruptcy Court entered an Order [Docket No. [●]] (the

“Conditional Approval and Procedures Order”) conditionally approving the Combined Disclosure Statement for solicitation purposes only and authorizing the Debtors to solicit acceptances of the Combined Disclosure Statement and Plan. The Confirmation Hearing has been scheduled for [●], 2022 at [●]:00 [a.m./p.m.] (ET) at the Bankruptcy Court, 824 North Market Street, 6th Floor, Courtroom 3, Wilmington, Delaware 19801 to consider (i) final approval of the Combined Disclosure Statement and Plan as providing adequate information pursuant to section 1125 of the Bankruptcy Code and (ii) confirmation of the Combined Disclosure Statement and Plan pursuant to section 1129 of the Bankruptcy Code. The Confirmation Hearing may be adjourned from time to time by the Debtors without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing or by Filing a notice with the Bankruptcy Court.

2.	Procedure for Objections

Any objection to final approval of the Combined Disclosure Statement and Plan as providing adequate information pursuant to section 1125 of the Bankruptcy Code and/or confirmation of the Combined Disclosure Statement and Plan must be made in writing and filed with the Bankruptcy Court and served on (a) the Debtors’ counsel, (i) Richards, Layton & Finger, P.A., One Rodney Square, 920 N. King Street, Wilmington, DE 19801 (Attn: Daniel J. DeFranceschi (defranceschi@rlf.com), Paul N. Heath (heath@rlf.com), and Brendan J. Schlauch (schlauch@rlf.com)) and (ii) Cooley LLP, 1299 Pennsylvania Avenue, NW, Suite 700, Washington, DC 20004 (Attn: Cullen D. Speckhart (cspeckhart@cooley.com) and Weiru Fang (wfang@cooley.com)), and Cooley LLP, 55 Hudson Yards, New York, NY 10001 (Attn: Michael A. Klein (mklein@cooley.com), Evan M. Lazerowitz (elazerowitz@cooley.com), and Joseph W. Brown (jbrown@cooley.com)); (b) counsel to the Committee, Fox Rothschild LLP, 919 N. Market Street, Suite 300, Wilmington, DE 19899 (Attn: Howard A. Cohen (hcohen@foxrothschild.com) and Stephanie J. Slater (sslater@foxrothschild.com)) and Fox Rothschild LLP, 321 N. Clark Street, Suite 1600, Chicago IL (Attn: Jeffrey L Widman (jwidman@foxrothschild.com) and Gordon E. Gouveia (ggouveia@foxrothschild.com)); and (c) the United States Trustee, J. Caleb Boggs Federal Building, 844 King Street, Suite 2207, Lockbox 35, Wilmington, DE 19801 (Attn: Richard Schepacarter (Richard.Schepacarter@usdoj.gov)), in each case, by no later than [–], 2022 at 4:00 p.m. (ET). Unless an objection is timely filed and served, it may not be considered by the Bankruptcy Court at the Confirmation Hearing.

3.	Eligibility to Vote on the Combined Disclosure Statement and Plan

Unless otherwise ordered by the Bankruptcy Court, only Holders of Allowed Claims in Classes 3A, 3B, and 3C may vote on the Combined Disclosure Statement and Plan. Further, subject to the tabulation procedures that were approved by the Conditional Approval and Procedures Order, in order to vote on the Combined Disclosure Statement and Plan, you must hold an Allowed Claim in Classes 3A, 3B, and 3C, or be the Holder of a Claim in either such Class that has been temporarily Allowed for voting purposes only under Bankruptcy Rule 3018(a).

4.	Solicitation Notice

All Holders of Allowed Claims in Class 3A, 3B, and 3C will receive (i) notice of the Confirmation Hearing on the Combined Disclosure Statement and Plan (the “Confirmation Notice”) and (ii) a form of ballot. All other Creditors and parties in interest not entitled to vote on the Combined Disclosure Statement and Plan will only receive a copy of the Confirmation Notice.

5.	Procedure/Voting Deadlines

In order for your ballot to count, you must either (1) complete an electronic ballot at https://cases.stretto.com/EnjoyTechnology/ or (2) complete, date, sign and properly mail, courier or personally deliver a paper ballot (please note that envelopes are not included with the ballot) to the Claims and Noticing Agent at the following address: Legacy EJY Inc.., et al. Claims Processing c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602. BALLOTS SENT BY FACSIMILE TRANSMISSION OR E-MAIL ARE NOT ALLOWED AND WILL NOT BE COUNTED.

Ballots must be submitted electronically, or the Claims and Noticing Agent must physically receive original ballots by mail or overnight delivery, on or before [●], 2022 at 4:00 p.m. (prevailing Eastern Time). Subject to the tabulation procedures approved by the Conditional Approval and Procedures Order, you may not change your vote once a ballot is submitted electronically or the Claims and Noticing Agent receives your original paper ballot.

Subject to the tabulation procedures approved by the Conditional Approval and Procedures Order, any ballot that is timely and properly submitted electronically or received physically will be counted and will be deemed to be cast as an acceptance, rejection or abstention, as the case may be, of the Combined Disclosure Statement and Plan.

6.	Acceptance of the Combined Disclosure Statement and Plan

As a Creditor, your acceptance of the Combined Disclosure Statement and Plan is important. In order for the Combined Disclosure Statement and Plan to be accepted by an impaired Class of Claims, a majority in number (i.e., more than half) and at least two-thirds in dollar amount of the Claims voting (of each impaired Class of Claims) must vote to accept the Combined Disclosure Statement and Plan. At least one impaired Class of Creditors, excluding the votes of insiders, must actually vote to accept the Combined Disclosure Statement and Plan. The Debtors urge that you vote to accept the Combined Disclosure Statement and Plan. YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY SUBMIT YOUR BALLOT. PLEASE BE SURE TO COMPLETE THE BALLOT PROPERLY AND LEGIBLY IDENTIFY THE EXACT AMOUNT OF YOUR CLAIM AND THE NAME OF THE CREDITOR.

7.	Elimination of Vacant Classes

Any Class of Claims or Equity Interests that does not contain, as of the date of commencement of the Confirmation Hearing, a Holder of an Allowed Claim or Equity Interest, or a Holder of a Claim temporarily allowed under Bankruptcy Rule 3018, shall be deemed deleted from the Combined Disclosure Statement and Plan for all purposes, including for purposes of determining acceptance of the Combined Disclosure Statement and Plan by such Class under Section 1129(a)(8) of the Bankruptcy Code.

B.	Statutory Requirements for Confirmation

The Bankruptcy Court will confirm the Combined Disclosure Statement and Plan only if it meets all the applicable requirements of section 1129 of the Bankruptcy Code. Among other requirements, the Combined Disclosure Statement and Plan (i) must be accepted by all Impaired Classes of Claims and Equity Interests or, if rejected by an impaired Class, the Combined Disclosure Statement and Plan must not “discriminate unfairly” against and be “fair and equitable” with respect to such Class; and (ii) must be feasible. The Bankruptcy Court must also find that:

a.	the Combined Disclosure Statement and Plan has classified Claims and Equity Interests in a permissible manner;

b.	the Combined Disclosure Statement and Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code; and

c.	the Combined Disclosure Statement and Plan has been proposed in good faith.

1.	Classification of Claims and Equity Interests

Section 1122 of the Bankruptcy Code requires the Combined Disclosure Statement and Plan to place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests in such class. The Combined Disclosure Statement and Plan creates separate Classes to deal respectively with secured Claims, unsecured Claims and Equity Interests. The Debtors believe that the Combined Disclosure Statement and Plan’s classifications place substantially similar Claims or Equity Interests in the same Class and thus, meet the requirements of section 1122 of the Bankruptcy Code.

2.	Impaired Claims or Equity Interests

Pursuant to section 1126 of the Bankruptcy Code, only the Holders of Claims in Classes impaired by the Combined Disclosure Statement and Plan and receiving a payment or Distribution under the Combined Disclosure Statement and Plan may vote on the Combined Disclosure Statement and Plan. Pursuant to section 1124 of the Bankruptcy Code, a Class of Claims may be Impaired if the Combined Disclosure Statement and Plan alters the legal, equitable or contractual rights of the Holders of such Claims or Equity Interests treated in such Class. The Holders of Claims in Classes not impaired by the Combined Disclosure Statement and Plan are deemed to accept the Combined Disclosure Statement and Plan and do not have the right to vote on the Combined Disclosure Statement and Plan. The Holders of Claims or Equity Interests in

any Class which will not receive any payment or Distribution or retain any property pursuant to the Combined Disclosure Statement and Plan are deemed to reject the Combined Disclosure Statement and Plan and do not have the right to vote. Finally, the Holders of Claims or Equity Interests whose Claims or Equity Interests are not classified under the Combined Disclosure Statement and Plan are not entitled to vote on the Combined Disclosure Statement and Plan.

3.	Best Interest of Creditors Test

Section 1129(a)(7) of the Bankruptcy Code requires that each Holder of an Impaired Claim or Equity Interest either (a) accept the Combined Disclosure Statement and Plan or (b) receive or retain under the Combined Disclosure Statement and Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to Holders of each Impaired Class of Claims and Equity Interests if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Debtors’ Assets if these Chapter 11 Cases were converted to Chapter 7 cases under the Bankruptcy Code. Because the Plan is a liquidating plan, the “liquidation value” in the hypothetical Chapter 7 liquidation analysis for purposes of the “best interests” test is substantially similar to the estimates of the results of the Chapter 11 liquidation contemplated by the Plan. The Debtors believe, however, that in a Chapter 7 liquidation, there would be additional costs and expenses that would be incurred as a result of the ineffectiveness associated with replacing existing management and professionals in a Chapter 7 case.

To make these findings, the Bankruptcy Court must (a) estimate the cash liquidation proceeds that a Chapter 7 trustee would generate if each of the Debtors’ Chapter 11 Cases were converted to a Chapter 7 case and the Assets of such Debtors’ Estates were liquidated; (b) determine the liquidation distribution that each non-accepting Holder of a Claim or Equity Interest would receive from such liquidation proceeds under the priority scheme dictated in Chapter 7; and (c) compare such Holder’s liquidation distribution to the distribution under the Plan that such Holder would receive if the Plan were confirmed and consummated.

Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a Chapter 7 trustee, as well as compensation of counsel and another professionals retained by the Chapter 7 trustee, all unpaid expenses incurred by the Debtors in their Chapter 11 Cases (such as compensation of attorneys, financial advisors and accountants that are allowed in the Chapter 7 cases), litigation costs, and claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases. The “learning curve” that the Chapter 7 trustee and new professionals would be faced with comes with potentially additional costs to the Estates and with a delay compared to the time of Distributions under the Combined Disclosure Statement and Plan.

The Debtors believe that anticipated recoveries to each Class of Impaired Claims under the Plan implies a greater or equal recovery to Holders of Claims in Impaired Classes than the recovery available in a chapter 7 liquidation. Accordingly, the Proponents believe that the “best interests” test of section 1129 of the Bankruptcy Code is satisfied.

4.	Liquidation Analysis

The Debtors have liquidated substantially all of their Assets through the Sale to Asurion as provided in the Asset Purchase Agreement and approved by the Sale Order. The Debtors believe that liquidation under Chapter 11 is more beneficial to the Holders of Claims than a liquidation under Chapter 7 because the Combined Disclosure Statement and Plan allows the Debtors’ Net Distributable Assets to be promptly administered by the Plan Administrator to Impaired Creditors.

As set forth in the Liquidation Analysis, if these Chapter 11 Cases were to be converted to Chapter 7 cases, the proceeds from the Sale would remain unchanged, but the Debtors would incur the additional costs of a Chapter 7 trustee, as well as the costs of counsel and other professionals retained by the Chapter 7 trustee. These costs would reduce potential distribution to Allowed Impaired Claims on a dollar for dollar basis. Conversion also would likely delay the liquidation process and the ultimate distribution, if any, to unsecured creditors. Accordingly, the Debtors believe that Holders of Allowed Claims would receive less than anticipated under the Combined Disclosure Statement and Plan if the Chapter 11 Cases were converted to Chapter 7 cases.

5.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Combined Disclosure Statement and Plan). Because the Combined Disclosure Statement and Plan proposes a liquidation of all of the Debtors’ assets, for purposes of this test, the Debtors have analyzed the ability of the Plan Administrator to meet its obligations under the Combined Disclosure Statement and Plan. Based on the Debtors’ analysis, the Plan Administrator will have sufficient assets to accomplish its tasks under the Combined Disclosure Statement and Plan. Therefore, the Debtors believe that the liquidation pursuant to the Combined Disclosure Statement and Plan will meet the feasibility requirements of the Bankruptcy Code.

XIII.    CONDITIONS TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

The Combined Disclosure Statement and Plan shall not become effective unless and until the following conditions shall have been satisfied or waived:

1.    The Confirmation Order shall have become a Final Order, and shall be acceptable to the Debtors.

2.    All actions and all agreements, instruments, or other documents necessary to implement the terms and provisions of the Combined Disclosure Statement and Plan are effected or executed and delivered, as applicable.

3.    The Plan Administrator shall be duly appointed, qualified and acting in that capacity.

4.    The Professional Fee Reserve is funded pursuant to Article V.E.2 of the Combined Disclosure Statement and Plan.

B.	Establishing the Effective Date

The calendar date to serve as the Effective Date shall be a Business Day of, on or promptly following the satisfaction or waiver of all conditions to the Effective Date, which date will be selected by the Debtors, after reasonable consultation with the Committee. On or within two (2) Business Days of the Effective Date, the Debtors shall file and serve a notice of occurrence of the Effective Date. Such notice shall contain, among other things, the Administrative Expense Bar Date, the deadline by which Professionals must file and serve any Professional Claims and the deadline to file a proof of claim relating to damages from the rejection of any Executory Contract (including any unexpired lease) pursuant to the terms of the Combined Disclosure Statement and Plan.

C.	Effect of Failure of Conditions

If each condition to the Effective Date has not been satisfied or duly waived within forty-five (45) days after the Confirmation Date, then upon motion by any party in interest, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such motion, the Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived by the Debtors before any Order granting such relief becomes a Final Order. If the Confirmation Order is vacated pursuant to this section, the Combined Disclosure Statement and Plan shall be deemed null and void in all respects and nothing contained herein shall (A) constitute a waiver or release of any Claims by or against the Debtors, or (B) prejudice in any manner the rights of the Debtors.

D.	Waiver of Conditions to Confirmation and Effective Date

Each of the conditions to the Effective Date may be waived, in whole or in part, by the Debtors, in consultation with the Committee, without notice or an Order of the Bankruptcy Court.

XIV.    EXCULPATION, RELEASES AND INJUNCTIONS

A.    Exculpation. The Exculpated Parties shall not have or incur, and are hereby released from, any claim, Claim, Cause of Action, obligation, suit, judgment, damages, debt, right, remedy or liability whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising in law, equity, or otherwise to one another or to any Holder of any Claim or Equity Interest, or any other party-in-interest, or any of their respective Related Parties, for any act or omission originating or occurring on or after the Petition Date through and including the Effective Date in connection with, relating to, or arising out of the Debtors (including the management, ownership, or operation thereof, including as such entities existed prior to or after the Petition Date), the Chapter 11 Cases, the negotiation, preparation, dissemination, solicitation, and Filing of this Combined Disclosure Statement and Plan, the Filing of the Chapter 11 Cases, the negotiation, preparation, Filing, and consummation of the Sale and the Asset Purchase Agreement, the

marketing and sale process related to the Sale and the Asset Purchase Agreement, the settlement of Claims or renegotiation of Executory Contracts, the pursuit of confirmation of this Combined Disclosure Statement and Plan, the consummation of this Combined Disclosure Statement and Plan, or the administration of this Combined Disclosure Statement and Plan or the property to be Distributed under this Combined Disclosure Statement and Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or after the Petition Date through and including the Effective Date related or relating to the foregoing; provided, however, that the foregoing provisions shall not operate to waive or release any Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct or gross negligence of such applicable Exculpated Party. Nothing herein (i) shall prevent any Exculpated Party from asserting as a defense to any claim of fraud, willful misconduct or gross negligence that they reasonably relied upon the advice of counsel with respect to their duties and responsibilities under the Combined Disclosure Statement and Plan or otherwise or (ii) shall be construed as exculpating any Exculpated Party from any obligations that they have under or in connection with this Combined Disclosure Statement and Plan or the transactions contemplated in this Combined Disclosure Statement and Plan. The Exculpated Parties have, and upon completion of this Combined Disclosure Statement and Plan, shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distributions under, this Combined Disclosure Statement and Plan and, therefore, are not, and on account of such solicitation and distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing such solicitation and distribution. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable laws, rules, or regulations protecting such Exculpated Parties from liability.

B.    Releases By the Debtors. Effective as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, their Estates, and each of the Debtors’ current and former Affiliates, successors, and assigns, including any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, including the Plan Administrator, shall be deemed to, completely, conclusively, absolutely, unconditionally, irrevocably and forever release, waive, void and extinguish the Released Parties from any claim, Claim, Cause of Action, obligation, suit, judgment, damages, debt, right, remedy or liability whatsoever (including any derivative Claims or Causes of Action asserted or that may be asserted on behalf of the Debtors and their Estates), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, for any act or omission in connection with, relating to, or arising out of the Debtors (including the management, ownership, or operation thereof, including as such entities existed prior to or after the Petition Date), the Chapter 11 Cases, the negotiation, preparation, Filing, and consummation of the Sale and the Asset Purchase Agreement, the marketing and sale process related to the Sale and the Asset Purchase Agreement, the negotiation, preparation, dissemination, solicitation, and Filing of this Combined Disclosure Statement and Plan, the Filing of the Chapter 11 Cases, the settlement of Claims or renegotiation of Executory Contracts, the pursuit of confirmation of this Combined Disclosure Statement and Plan, the consummation of this Combined Disclosure Statement and Plan, or the administration of this Combined Disclosure Statement and Plan or the property to be distributed under this Combined Disclosure Statement and Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date (including before the Petition Date) related or relating to the foregoing; provided, however, that the foregoing provisions shall not operate to waive or release any Claims or Causes of Action resulting from any act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence of such applicable Released Party, except with respect to any such Claims or Causes of Action against the Holder of the Unsecured Note Claim, which shall be deemed fully released under the first clause of this Article XIV.B. Nothing herein shall be construed as releasing any Released Party from any obligations that they have under or in connection with this Combined Disclosure Statement and Plan or the transactions contemplated in this Combined Disclosure Statement and Plan.

C.    Third Party Releases. Effective as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Releasing Parties shall be deemed to, completely, conclusively, absolutely, unconditionally, irrevocably and forever release, waive, void and extinguish the Released Parties from any claim, Claim, Cause of Action, obligation, suit, judgment, damages, debt, right, remedy or liability whatsoever (including any derivative Claims or Causes of Action asserted or that may be asserted on behalf of the Debtors and their Estates), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, for any act or omission in connection with, relating to, or arising out of the Debtors (including the management, ownership, or operation thereof, including as such entities existed prior to or after the Petition Date), the Chapter 11 Cases, negotiation, preparation, Filing, and consummation of the Sale and the Asset Purchase Agreement, the marketing and sale process related to the Sale and the Asset Purchase Agreement, the negotiation, preparation, dissemination, solicitation, and Filing of this Combined Disclosure Statement and Plan, the Filing of the Chapter 11 Cases, the settlement of Claims or renegotiation of Executory Contracts, the pursuit of confirmation of this Combined Disclosure Statement and Plan, the consummation of this Combined Disclosure Statement and Plan, or the administration of this Combined Disclosure Statement and Plan or the property to be Distributed under this Combined Disclosure Statement and Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date (including before the Petition Date) related or relating to the foregoing; provided, however, that the foregoing provisions shall not operate to waive or release any Claims or Causes of Action resulting from any act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence of such applicable Released Party; provided further, however, that notwithstanding anything to the contrary in the Combined Disclosure Statement and Plan, the provisions of this Article XIV.C shall not apply with respect to any unimpaired Claim until such unimpaired Claim has been paid in full in the Allowed amount of such Claim determined in accordance with applicable law, or on terms agreed to between the holder of such Claim and the Plan Administrator or the Post-Effective Date Debtors, at which time this Article XIV.C shall apply in all respects as to the applicable unimpaired Claim. Notwithstanding the foregoing, nothing in this Article XIV.C shall be construed as releasing any Released Party from any obligations that they have under or in connection with this Combined Disclosure Statement and Plan or the transactions contemplated in this Combined Disclosure Statement and Plan, or releasing, waiving or modifying any General Unsecured Claim asserted by a Releasing Party that is subject to treatment under this Combined Disclosure Statement and Plan.

D.    Injunctions Relating to Releases. Effective as of the Effective Date, all Persons and Entities and their respective Related Parties that hold, have held or may hold a claim, Claim, Cause of Action, obligation, suit, judgment, damages, debt, right, remedy or liability of any nature whatsoever, that is released or exculpated pursuant to this Combined Disclosure Statement and Plan, shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, against the Released Parties and the Exculpated Parties (to the extent of the exculpation provided pursuant to this Combined Disclosure Statement and Plan) on account of or based on the subject matter of such released and exculpated claims, Claims, Causes of Action, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, (i) commencing, conducting or continuing in any manner, directly or indirectly, any Claim, Cause of Action, suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum, (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order, (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any lien, (iv) setting off (except to the extent such setoff was timely asserted in a document filed with the Bankruptcy Court explicitly preserving such setoff), seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to such Released Party or Exculpated Party under this Combined Disclosure Statement and Plan, and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Combined Disclosure Statement and Plan or the Confirmation Order.

E.    Injunctions to Protect Estate Assets. Except as expressly otherwise provided in the Combined Disclosure Statement and Plan, including Article XIV hereof, or to the extent necessary to enforce the terms and conditions of the Combined Disclosure Statement and Plan, the Confirmation Order or a separate Order of the Bankruptcy Court, all Persons and Entities who have held, hold or may hold Claims against or Equity Interests in the Debtors shall be permanently enjoined from taking any of the following actions against the Debtors (but solely to the extent such action is brought against the Debtors to directly or indirectly recover upon any Assets of the Estates, including, without limitation, any such Assets that vest in the Debtors or Post-Effective Date Debtors, as applicable, upon the Effective Date), the Debtors’ Estates, the Debtors’ successors, the Post-Effective Date Debtors, the Plan Administrator or any of their property on account of any such Claims or Equity Interests: (i) commencing or continuing, in any manner or in any place, any action, Cause of Action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or Order; (iii) creating, perfecting, or enforcing any Lien; (iv) asserting a setoff (except to the extent such setoff was timely asserted in a document filed with the Bankruptcy Court explicitly preserving such setoff), right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors; and (v) commencing or continuing, in any manner or in any place, any action, Cause of Action or other proceeding that does not comply with or is inconsistent with the provisions of the Combined Disclosure Statement and Plan.

XV.    CERTAIN RISK FACTORS TO BE CONSIDERED PRIOR TO VOTING

THE COMBINED DISCLOSURE STATEMENT AND PLAN AND ITS IMPLEMENTATION ARE SUBJECT TO CERTAIN RISKS, INCLUDING, BUT NOT LIMITED TO, THE RISK FACTORS SET FORTH BELOW. HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ON THE COMBINED DISCLOSURE STATEMENT AND PLAN SHOULD READ AND

CAREFULLY CONSIDER THE RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE COMBINED DISCLOSURE STATEMENT AND PLAN AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH OR REFERRED TO OR INCORPORATED BY REFERENCE HEREIN, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE COMBINED DISCLOSURE STATEMENT AND PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE COMBINED DISCLOSURE STATEMENT AND PLAN AND ITS IMPLEMENTATION.

A.	General Bankruptcy Law and Combined Disclosure Statement and Plan Considerations

1.	The Combined Disclosure Statement and Plan May Not Be Accepted

The Debtors can make no assurances that the requisite acceptances to the Combined Disclosure Statement and Plan will be received, and the Debtors may need to obtain acceptances to an alternative plan of liquidation for the Debtor, or otherwise, may be forced to liquidate under chapter 7 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to Holders of Allowed Claims as those proposed in the Combined Disclosure Statement and Plan.

2.	Debtors May Not Be Able to Secure Confirmation of the Combined Disclosure Statement and Plan or Confirmation May be Delayed

Even if the Debtors receive the requisite acceptances, there is no assurance that the Bankruptcy Court, which may exercise substantial discretion as a court of equity, will confirm the Combined Disclosure Statement and Plan. Even if the Bankruptcy Court determined that the Combined Disclosure Statement and Plan and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Combined Disclosure Statement and Plan if it finds that any of the statutory requirements for confirmation had not been met. Moreover, there can be no assurance that modifications to the Combined Disclosure Statement and Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. If the Combined Disclosure Statement and Plan is not confirmed, it is unclear what distributions Holders of Allowed Claims ultimately would receive with respect to their Claims in a subsequent plan of liquidation.

3.	Risk Affecting Potential Recoveries of Holders of Claims in Voting Classes

Projected Distributions are based upon good faith estimates of the total amount of Claims ultimately Allowed and the Net Distributable Assets available for Distribution. There can be no assurance that the estimated Claim amounts set forth in the Combined Disclosure Statement and Plan are correct. These estimated amounts are based on certain assumptions with respect to a variety of factors. Both the actual amount of Allowed Claims in a particular Class and the Net Distributable Assets available for Distribution may differ from the Debtors’ estimates. If the total amount of Allowed Claims in a Class is higher than the Debtors’ estimates, or the funds available for Distribution to such Class are lower than the Debtors’ estimates, the percentage recovery to Holders of Allowed Claims in such Class will be less than projected.

4.	Failure to Consummate the Combined Disclosure Statement and Plan

The Combined Disclosure Statement and Plan provides for certain conditions that must be satisfied (or waived) prior to confirmation and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of the Combined Disclosure Statement and Plan, there can be no assurance that any or all of the conditions in the Combined Disclosure Statement and Plan will be satisfied (or waived). Accordingly, there can be no assurance that the Combined Disclosure Statement and Plan will be confirmed by the Bankruptcy Court. Further, if the Combined Disclosure Statement and Plan is confirmed, there can be no assurance that the Combined Disclosure Statement and Plan go effective.

5.	Plan Releases May Not Be Approved

There can be no assurance that the releases, as provided in Article XIV.C of the Combined Disclosure Statement and Plan, will be granted. Failure of the Bankruptcy Court to grant such relief may result in a plan of liquidation that differs from the Combined Disclosure Statement and Plan or the Combined Disclosure Statement and Plan not being confirmed.

B.	Risks Associated with Forward Looking Statements

The financial information contained in this Combined Disclosure Statement and Plan has not been audited. In preparing, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Combined Disclosure Statement and Plan, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

C.	Alternatives to Confirmation and Consummation of the Combined Disclosure Statement and Plan

The Debtors believe that the Combined Disclosure Statement and Plan affords the Holders of Claims the potential for a better realization on the Debtors’ assets than a Chapter 7 liquidation, and therefore, is in the best interests of such Holders. If, however, the Combined Disclosure Statement and Plan is not confirmed, the theoretical alternatives include (a) formulation of an alternative plan or plans of liquidation under chapter 11, or (b) liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Each of these possibilities is discussed in turn below.

1.	Alternative Plan(s) of Liquidation

If the requisite acceptances are not received or if the Combined Disclosure Statement and Plan is not confirmed, the Debtors could attempt to formulate and propose a different plan or plans of liquidation. With respect to an alternative liquidation plan, the Debtors have explored various other alternatives in connection with the negotiation process involved in the formulation and development of the Combined Disclosure Statement and Plan. The Debtors

believe that the Combined Disclosure Statement and Plan enables creditors to realize the greatest possible value under the circumstances, and that, as compared to any alternative plan of liquidation, has the greatest chance to be confirmed and consummated.

2.	Liquidation under Chapter 7

If the Combined Disclosure Statement and Plan is not confirmed, the Debtors’ Chapter 11 Cases could be converted to liquidation cases under chapter 7 of the Bankruptcy Code. In a case under Chapter 7 of the Bankruptcy Code, a trustee would be appointed to promptly liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective Holders of Claims against the Debtors. The Debtors believe that in a liquidation under Chapter 7 of the Bankruptcy Code, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, would cause a substantial diminution in the value of the estates. The assets available for distribution to Holders of Claims would be reduced by such additional expenses.

XVI.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A.	Brief Overview and Disclosure

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors and to certain U.S. Holders and Non-U.S. Holders (each as defined below) of Claims entitled to vote on the Plan, and it does not address the U.S. federal income tax consequences to Holders of Claims and Equity Interests whose Claims and Equity Interests are unimpaired or otherwise not entitled to vote on the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, revenue rulings and revenue procedures of the U.S. Internal Revenue Service (the “IRS”) and any other published administrative rules and pronouncements of the IRS, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations of applicable tax law may have retroactive effect and could significantly affect the U.S. federal income tax consequences describe below. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the IRS as to any of the tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address non-U.S., state, local, or non-income tax consequences of the Plan (including such consequences with respect to the Debtors), nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances or to a Holder that may be subject to special tax rules (such as persons who are related to the Debtors within the meaning of the IRC, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, certain former citizens or long-term residents of the United States, broker-dealers, banks, mutual funds, insurance companies, financial institutions, retirement plans, small business investment companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, partnerships (or other entities treated as partnerships or other pass-through entities), beneficial owners of partnerships (or other entities treated as partnerships or other pass-through entities), subchapter S corporations, Holders of Claims as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, and Holders of Claims who are themselves in bankruptcy). Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds such a Claim only as a “capital asset” (within the meaning of section 1221 of the IRC). This summary also assumes that the Claims against any of the Debtors will be respected for U.S. federal income tax purposes in accordance with their form, and that the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the IRC (and thus are not subject to withholding under the Foreign Investment in Real Property Tax Act). This discussion does not address the U.S. federal income tax consequences to Holders (a) whose Claims are unimpaired or otherwise entitled to payment in full under the Plan, or (b) that are deemed to accept or deemed to reject the Plan. Additionally, this discussion does not address any consideration being received other than in a person’s capacity as a Holder of a Claim.

For purposes of this discussion, the term “U.S. Holder” means a Holder of a Claim (including a beneficial owner of a Claim), that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more U.S. persons (within the meaning of section 7701(a)(30) of the IRC) have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes). In the case of a Holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partner or the partnership. If you are a partner (or other beneficial owner) of a partnership (or other entity treated as a partnership or other pass-through entity) that is, or will be, a Holder of a Claim, then you should consult your own tax advisors.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO YOU. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S., NON-INCOME, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Consequences to the Debtors

The Sale may give rise to taxable income for the Debtors. Although the Debtors believe they may have sufficient tax attributes, including net operating losses (“NOLs”), to avoid having a material cash liability for federal income taxes, that cannot be guaranteed and will depend, in part, on the whether the Debtors have undergone (or subsequently undergo) an “ownership change” under Section 382 of the IRC prior to the consummation of the Sale, and other factors. To the extent any cash federal income tax liability arises in connection with the Sale, recoveries to Holders of Claims could be reduced.

Under the IRC, a taxpayer generally recognizes cancellation of debt income (“CODI”) to the extent that indebtedness of the taxpayer is cancelled for less than the amount owed by the taxpayer, subject to certain judicial or statutory exceptions. The most significant of these exceptions with respect to the Debtors is that taxpayers who are operating under the jurisdiction of a federal bankruptcy court are not required to recognize such income. In that case, however, the taxpayer must reduce its tax attributes, such as its net NOLs, general business credits, capital loss carryforwards, and tax basis in assets, by the amount of the CODI avoided. In this case, the Debtors expect that they may recognize significant CODI from the implementation of the Plan and this CODI would result in a reduction in the Debtors’ tax attributes. Because the total amount of CODI cannot be determined with certainty until the Plan is implemented, the Debtors are not able to project the extent to which their tax attributes would survive the implementation of the Plan. The liquidation of Debtors would eliminate any remaining tax attributes.

C.	Consequences to the Certain U.S. Holders of Allowed Claims

1.	Consequences to Holders of Allowed General Unsecured Claims, Allowed Unsecured Note Claim, and Allowed Insured Claims

A U.S. Holder of Allowed General Unsecured Claims, the Allowed Unsecured Note Claim, and Allowed Insured Claims that receives Cash will be treated as receiving payment in a taxable exchange under section 1001 of the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest (or original issue discount), each U.S. Holder of such Claims should recognize gain or loss equal to the difference between the (a) sum of the Cash received in exchange for the Claim, and (b) such U.S. Holder’s adjusted basis, if any, in such Claim. A U.S. Holder’s ability to deduct any loss recognized on the exchange of its Claims will depend on such U.S. Holder’s own circumstances and may be restricted under the IRC.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS, FOR FEDERAL INCOME TAX PURPOSES, ON THE SATISFACTION OF THEIR CLAIMS.

2.	Accrued Interest and OID

A portion of the payment received by Holders of Allowed Claims may be attributable to accrued interest or original issue discount (“OID”) on such Claims. Such amount should be taxable to that U.S. Holder as interest income if such accrued interest or OID has not been previously included in the Holder’s gross income for United States federal income tax purposes. Conversely, U.S. Holders of Claims may be able to recognize a deductible loss to the extent any accrued interest or OID on the Claims was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors.

If the payment does not fully satisfy all principal and interest or OID on Allowed Claims, the extent to which payment will be attributable to accrued interest or OID is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed General Unsecured Claims and Allowed Unsecured Note Claim will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest or OID that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan is binding for United States federal income tax purposes, while certain Treasury Regulations generally treat payments as allocated first to any accrued but unpaid interest or OID and then as a payment of principal. The IRS could take the position that the payment received by the U.S. Holder should be allocated in some way other than as provided in the Combined Disclosure Statement and Plan.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED INTEREST.

3.	Market Discount

Under the “market discount” provisions of the IRC, some or all of any gain realized by a U.S. Holder of a Claim who exchanges the Claim for an amount may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of Allowed Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Allowed Claims were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

D.	Matters Related to the Disputed Claims Reserve

The Debtors intend to create a reserve for Disputed Claims. It is possible the Debtors will treat the reserve for Disputed Claims as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and make any appropriate elections). In general, property that is subject to disputed ownership fund treatment is subject to taxation within the fund (either at C-corporation or trust rates, depending on the nature of the assets held by the fund). Under disputed ownership fund treatment, a separate federal income tax return would be filed with the IRS for the reserve for Disputed Claims with respect to any income attributable to the account, and any taxes imposed on the reserve for Disputed Claims or its assets shall be paid out of the assets of the reserve.

Although not free from doubt, U.S. Holders should not recognize any gain or loss when amounts are set aside in the reserve for Disputed Claims but should recognize gain or loss in an amount equal to: (i) the amount of Cash actually distributed to such U.S. Holder from the reserve, less (ii) the U.S. Holder’s adjusted tax basis of its Claim when and to the extent Cash is actually distributed to such U.S. Holder. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. It is possible that the recognition of any loss realized by a U.S. Holder may be deferred until the reserve for Disputed Claims has made all payments to Holders of Disputed Claims. U.S. Holders are urged to consult their tax advisors regarding the possible application (and the ability to elect out) of the “installment method” of reporting any gain that may be recognized by such Holders in respect of their Claims due to the receipt of cash in a taxable year subsequent to the taxable year in which the reserve is established. The discussion herein assumes that the installment method does not apply.

The timing of the inclusion of income may be subject to alteration for accrual method U.S. Holders that prepare “applicable financial statements” (as defined in Section 451 of the IRC), which may require the inclusion of income no later than the time such amounts are reflected on such financial statement.

E.	Certain United States Federal Income Tax Consequences to Non-U.S. Holders of Claims

The following discussion includes only certain U.S. federal income tax consequences of the payments to Non-U.S. Holders for Claims. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, and local and the foreign tax consequences of the payments to such Non-U.S. Holder.

Whether a Non-U.S. Holder realizes gain or loss on the payment of a Claim and the amount of such gain or loss is generally determined in the same manner as set forth above in connection with U.S. Holders.

1.	Gain Recognition

Any gain realized by a Non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the exchange occurs and certain other conditions are met, or (ii) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is taxable, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s gains allocable to U.S. sources exceed losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder. To claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Accrued Interest

The United States generally imposes a 30% U.S. federal withholding tax on payments of interest to Non-U.S. Holders. Subject to the discussion below of an interest effectively connected with the conduct of a trade or business within the United State, a Non-U.S. Holder will not be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes, provided that:

i.	it does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

ii.	it is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”; and

iii.

it provides its name and address, and certify, under penalties of perjury, that it is not a U.S. person (on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form)), or it holds its notes through certain foreign intermediaries and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless you provide us (or other applicable withholding agent) with a properly executed IRS Form W-8BEN or W-8BEN-E or other applicable form claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty.

If such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

3.	FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account Holders and investors or be subject to withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of interest on certain types of obligations. FATCA withholding may apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax. U.S. Holders that hold Claims through foreign financial institutions and Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of these rules on their Claim.

F.	Information Reporting and Back-Up Withholding

Information reporting requirements may apply to payments under the Combined Disclosure Statement and Plan. Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding (currently at a rate of 24%) with respect to payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S. Holder, in the form of a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption)). Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

The Debtors, or the applicable agent, will withhold all amounts required by law to be withheld from payments of interest and comply with all applicable information reporting requirements.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINED DISCLOSURE STATEMENT AND PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XVII.    RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, following the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases as is legally permissible, including, without limitation, such jurisdiction as is necessary to ensure that the interests and purposes of the Combined Disclosure Statement and Plan are carried out. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of the Chapter 11 Cases and the Combined Disclosure Statement and Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

1.    To hear and determine any objections to Claims and to address any issues relating to Disputed Claims;

2.    To enter and implement such Orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

3.    To issue such Orders in aid of execution and consummation of the Combined Disclosure Statement and Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

4.    To consider any amendments to or modifications of the Combined Disclosure Statement and Plan, to cure any defect or omission, or reconcile any inconsistency in any Order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

5.    To hear and determine all requests for compensation and reimbursement of expenses under sections 330, 363, or 503 of the Bankruptcy Code;

6.    To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Combined Disclosure Statement and Plan;

7.    To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtors or the Plan Administrator for an expedited determination of tax under section 505(b) of the Bankruptcy Code);

8.    To hear any other matter not inconsistent with the Bankruptcy Code;

9.    To enter a final decree closing the Chapter 11 Cases;

10.    To ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Combined Disclosure Statement and Plan;

11.    To decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

12.    To issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the occurrence of the Effective Date or enforcement of the Combined Disclosure Statement and Plan, except as otherwise provided herein;

13.    To adjudicate, decide, or resolve any other matters that may arise in connection with or related to the Chapter 11 Cases, Combined Disclosure Statement and Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created or implemented in connection with the Combined Disclosure Statement and Plan or the Disclosure Statement;

14.    To hear any disputes and determine any other matters that may arise in connection with or related to the Sale Order or any contract, instrument, release, indenture or other agreement or document created or implemented in connection with the Sale Order;

15.    To enforce, interpret, adjudicate, decide, or resolve any disputes arising in connection with any stipulations, orders, judgments, injunctions, exculpations, and rulings entered or granted in connection with the Chapter 11 Cases (whether or not the Chapter 11 Cases have been closed);

16.    To resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

17.    To resolve any cases, controversies, Causes of Action, suits, disputes, claims, or Claims that may arise in connection with the Combined Disclosure Statement and Plan, including the interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

18.    To resolve any cases, controversies, Causes of Action, suits, disputes, claims, or Claims with respect to the settlements, compromises, releases, injunctions, exculpations, and other provisions contained in Article XIV of the Combined Disclosure Statement and Plan, including the scope thereof, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

19.    To enforce the settlements, compromises, releases, injunctions, exculpations, and other provisions set forth in Article XIV of the Combined Disclosure Statement and Plan;

20.    To resolve any disputes concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the General Bar Date, the Governmental Bar Date, the Rejection Bar Date, the Administrative Expense Bar Date, and/or the conditional or final hearing on the approval of the Combined Disclosure Statement and Plan for the purpose of determining whether a Claim, or Equity Interest is released, satisfied and/or enjoined hereunder or for any other purpose; and

21.    To resolve any other matter or for any purpose specified in the Combined Disclosure Statement and Plan, the Confirmation Order, or any other document entered into in connection with any of the foregoing.

XVIII.     MISCELLANEOUS PROVISIONS

A.	Books and Records

As set forth in the Asset Purchase Agreement, Asurion shall provide the Plan Administrator (and his or her representatives) with access, at reasonable times and in a manner so as not to unreasonably interfere with their normal business, solely to the books and records acquired pursuant to the Asset Purchase Agreement as of the closing date of the Sale so as to enable buyer and the applicable Debtors to administer their bankruptcy estates. If any party desires to dispose of any such records, such party shall, thirty (30) days prior to such disposal, provide the other party with a reasonable opportunity to remove such records to be disposed of at the removing party’s expense.

On the Effective Date, the Debtors’ books and records that remain with the Estates as of the Effective Date shall be transferred to the Plan Administrator. Subject to the terms of the Asset Purchase Agreement, the Plan Administrator shall be free, in its discretion to abandon, destroy, or otherwise dispose of the books and records in compliance with applicable non-bankruptcy law at any time on and after the Effective Date, without the need for any other or further Order.

B.	Revesting of Debtors’ Assets

Except as otherwise provided herein, any assets that are property of the Debtors’ Estates on the Effective Date including, without limitation, any Causes of Action, shall revest in the Post-Effective Date Debtors on the Effective Date. Thereafter, subject to the terms of the Combined Disclosure Statement and Plan, the Post-Effective Date Debtors (through the Plan Administrator) may operate pursuant to the terms of the Plan Administrator Agreement and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or Bankruptcy Court approval. Except as specifically provided in the Combined Disclosure Statement and Plan or the Confirmation Order, as of the Effective Date, all property of the Debtors shall be free and clear of any liens, Claims, encumbrances and interests of any kind.

C.	Termination of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect.

D.	Amendment or Modification of the Combined Disclosure Statement and Plan

Alterations, amendments or modifications of the Combined Disclosure Statement and Plan may be proposed in writing by the Debtors, at any time before the Confirmation Date; provided that the Combined Disclosure Statement and Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. Additionally, after the Confirmation Date, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Combined Disclosure Statement and Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Combined Disclosure Statement and Plan in such manner as may be necessary to carry out the purpose and intent of the Combined Disclosure Statement and Plan consistent with the terms set forth herein.

E.	Severability

In the event the Bankruptcy Court determines, before the Confirmation Date, that any provision in the Combined Disclosure Statement and Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the Holder or Holders of such Claims or Equity Interest as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidability or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Combined Disclosure Statement and Plan.

F.	Revocation or Withdrawal of the Combined Disclosure Statement and Plan

The Debtors reserve the right to revoke or withdraw the Combined Disclosure Statement and Plan before the Confirmation Date. If the Debtors revoke or withdraw the Combined Disclosure Statement and Plan before the Confirmation Date, then the Combined Disclosure Statement and Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or Plan Administrator or to prejudice in any manner the rights of either of the Debtors or Plan Administrator in any further proceedings involving the Debtors.

G.	Binding Effect

The Combined Disclosure Statement and Plan shall be binding upon and inure to the benefit of the Debtors, the Holders of Claims, and the Holders of Equity Interests, and their respective successors and assigns.

H.	Notices

All notices, requests and demands to or upon the Plan Administrator or the Debtors, as applicable, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as shall be set forth in the notice of the Effective Date.

I.	Governing Law

Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Combined Disclosure Statement and Plan provides otherwise, the rights and obligations arising under the Combined Disclosure Statement and Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

J.	Withholding and Reporting Requirements

In connection with the consummation of the Combined Disclosure Statement and Plan, the Debtors and Plan Administrator shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding the above, each Holder of an Allowed Claim that is to receive a Distribution under the Combined Disclosure Statement and Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding and other tax obligations, on account of such Distribution. The Debtors and the Plan Administrator have the right, but not the obligation, to not make a Distribution until such Holder has made arrangements satisfactory to any disbursing party for payment of any such tax obligations. The Debtors or Plan Administrator may require, as a condition to receipt of a Distribution, that the Holder of an Allowed Claim complete and return a Form W-8, W-9 or a similar tax form, as applicable to each such Holder. If the Debtors or Plan Administrator make such a request and the Holder fails to comply before the date that is 90 days after the request is made, such Holder shall be deemed to have forfeited rights to all Distributions and the amount of such forfeited Distributions shall irrevocably revert to the Debtors and any Claim in respect of such Distribution shall be disallowed and forever barred from assertion against the Debtors or their respective property.

K.	2002 Service List

After the Effective Date, any Entities or Persons that want to continue to receive notice in these Chapter 11 Cases must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002 no later than thirty (30) days after the Effective Date of the Combined Plan and Disclosure Statement; provided, however, that the United States Trustee shall be excused from this requirement and shall remain on the Bankruptcy Rule 2002 service list. To the extent a renewed request is not timely Filed with the Bankruptcy Court, the Plan Administrator is authorized to limit notice and not include such Entities or Persons on any post-Effective Date Bankruptcy Rule 2002 service list.

L.	Headings

Headings are used in the Combined Disclosure Statement and Plan for convenience and reference only, and shall not constitute a part of the Combined Disclosure Statement and Plan for any other purpose.

M.	Exhibits/Schedules

All exhibits and schedules to the Combined Disclosure Statement and Plan, including the Plan Supplement, are incorporated into and are a part of the Combined Disclosure Statement and Plan as if set forth in full herein.

N.	Filing of Additional Documents

On or before substantial consummation of the Combined Disclosure Statement and Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Combined Disclosure Statement and Plan.

O.	No Admissions

Notwithstanding anything herein to the contrary, nothing contained in the Combined Disclosure Statement and Plan shall be deemed as an admission by any Entity with respect to any matter set forth herein.

P.	Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in the Combined Disclosure Statement and Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

Q.	Reservation of Rights

Except as expressly set forth herein, the Combined Disclosure Statement and Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Combined Disclosure Statement and Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Combined Disclosure Statement and Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors, Holders of Claims or Equity Interest before the Effective Date.

R.	Implementation

The Debtors shall take all steps, and execute all documents, including appropriate releases, necessary to effectuate the provisions contained in this Combined Disclosure Statement and Plan.

S.	Inconsistency

In the event of any inconsistency among the Combined Disclosure Statement and Plan and any other instrument or document created or executed pursuant to the Combined Disclosure Statement and Plan, the provisions of the Combined Disclosure Statement and Plan shall govern.

T.	Dissolution of Debtors

Upon the closing of a Chapter 11 Case, such applicable Debtor shall be deemed dissolved under applicable law without the need for filing any documents.

U.	Dissolution of the Committee

Upon the occurrence of the Effective Date, the Committee shall dissolve automatically, whereupon its members, professionals and agents shall be released from any duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code (except with respect to (i) obligations arising under confidentiality agreements, which shall remain in full force and effect, (ii) applications for allowance and payment of Professional Claims, and (iii) any pending motions or motions for other actions seeking enforcement of implementation of the provisions of the Combined Disclosure Statement and Plan).

V.	Termination of the Plan Administrator

After the Chapter 11 Cases are closed and the Plan Administrator has completed all of the tasks necessary in order to fully and completely wind down, dissolve and/or terminate the Debtors and to otherwise comply with its obligations under the terms of the Combined Disclosure Statement and Plan, the Plan Administrator shall have fully completed its duties under the Combined Disclosure Statement and Plan and thereby shall be fully released and discharged of its duties and obligations to carry out the terms of the Combined Disclosure Statement and Plan.

W.	Request for Expedited Determination of Taxes

The Debtors and the Plan Administrator shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

Dated:	October 14, 2022 Wilmington, Delaware	Legacy EJY, Inc. (for itself and on behalf of its debtor affiliates)

		By:	/s/ Tiffany N. Meriweather
Tiffany N. Meriweather
Chief Legal Officer

EXHIBIT A

Liquidation Analysis